UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
GCM Grosvenor Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

GCM Grosvenor Inc.
NOTICE & PROXY STATEMENT

Annual Meeting of Stockholders
June 5, 2025
1:00 p.m. Central time

GCM GROSVENOR INC.
900 MICHIGAN AVENUE, SUITE 1100
CHICAGO, ILLINOIS 60611
April 25, 2025
To Our Stockholders:
You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of GCM Grosvenor Inc. at 1:00 p.m. Central time, on Thursday, June 5, 2025. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. There is no physical location for the Annual Meeting.
The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/GCMG2025 and entering your 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Please see the section called “Who can attend the Annual Meeting?” on page 6 of the proxy statement for more information about how to attend the meeting online.
Whether or not you attend the Annual Meeting online, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or if you received paper copies of these materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have previously received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. If you have received a proxy card, then instructions regarding how you can vote are contained on the proxy card. If you decide to attend the Annual Meeting virtually, you will be able to vote online, even if you have previously submitted your proxy.
I and the other members of the Board of Directors look forward to greeting you at the Annual Meeting, and appreciate your continued interest in and support of GCM Grosvenor Inc.
Sincerely,

Michael J. Sacks
Chief Executive Officer and Chairman

i

CERTAIN DEFINITIONS
As used in the accompanying proxy statement, unless otherwise indicated, references to “GCM,” the “Company,” “we,” “us,” and “our,” and similar references refer collectively to GCM Grosvenor Inc. and its consolidated subsidiaries.
Unless the context otherwise requires, references in this proxy statement to:
•	“A&R LLLPA” are to the Fifth Amended and Restated Limited Liability Limited Partnership Agreement of GCMH;
•	“AUM” are to assets under management;
•	“Business Combination” or “Transaction” are to the transactions contemplated by the Transaction Agreement;
•	“Bylaws” are to our Amended and Restated Bylaws;
•	“Charter” are to our Amended and Restated Certificate of Incorporation;
•	“Closing” are to the consummation of the Business Combination;
•	“Closing Date” are to November 17, 2020;
•	“Class A common stock” are to our Class A common stock, par value $0.0001 per share;
•	“Class B common stock” are to our Class B common stock, par value $0.0001 per share;
•	“Class C common stock” are to our Class C common stock, par value $0.0001 per share;
•	“GCM Grosvenor” are to GCMH, its subsidiaries, and GCM LLC;
•	“GCM LLC” are to GCM, L.L.C., a Delaware limited liability company;
•	“GCM private placement warrants” are to the warrants for Class A common stock (which are in identical form of private placement warrants but in the name of GCM Grosvenor Inc.);
•	“GCM V” are to GCM V, LLC, a Delaware limited liability company;
•	“GCMH” are to Grosvenor Capital Management Holdings, LLLP, a Delaware limited liability limited partnership;
•	“GCMHGP LLC” are to GCMH GP, L.L.C., a Delaware limited liability company;
•	“GCMH Equityholders” are to Holdings, Management LLC, Holdings II and Progress Subsidiary;
•	“GCMLP” are to GCM Grosvenor L.P., an Illinois limited partnership;
•
“Grosvenor common units” are to units of partnership interests in GCMH entitling the holder thereof to the distributions, allocations, and other rights accorded to holders of partnership interests in GCMH;

•	“Holdings” are to Grosvenor Holdings, L.L.C., an Illinois limited liability company;
•	“Holdings II” are to Grosvenor Holdings II, L.L.C., Delaware limited liability company;
•	“IntermediateCo” are to GCM Grosvenor Holdings, LLC (formerly known as CF Finance Intermediate Acquisition, LLC), a Delaware limited liability company;
•	“Key Holders” are to Michael J. Sacks, GCM V and the GCMH Equityholders;
•	“Management LLC” are to GCM Grosvenor Management, LLC, a Delaware limited liability company;
•	“Nasdaq rules” are to the rules of the Nasdaq Stock Market LLC;
•
“PIPE Investors” are to the qualified institutional buyers and accredited investors that agreed to purchase shares of Class A common stock in a private placement in connection with the execution of the Transaction Agreement and the Business Combination;

•	“Progress Subsidiary” are to GCM Progress Subsidiary LLC, a Delaware limited liability company;

•
“Registration Rights Agreement” are to that certain Amended and Restated Registration Rights Agreement, dated as of November 17, 2020, by and among us, CF Finance Holdings, LLC, the GCMH Equityholders and the PIPE Investors;

•	“SEC” are to the U.S. Securities and Exchange Commission;
•	“Stockholders’ Agreement” are to that certain Stockholders’ Agreement to be entered into by and among us, the GCMH Equityholders and GCM V;
•
“Sunset Date” are to the date the GCMH Equityholders beneficially own a number of voting shares representing less than 20% of the number of shares of Class A common stock beneficially owned by the GCMH Equityholders immediately following the Closing Date (assuming, for this purpose, that all outstanding Grosvenor common units are and were exchanged at the applicable measurement time by the GCMH Equityholders for shares of Class A common stock in accordance with the A&R LLLPA and without regard to the lock-up or any other restriction on exchange);

•
“Transaction Agreement” are to the definitive transaction agreement, dated as of August 2, 2020, by and among CF Finance Acquisition Corp., IntermediateCo, CF Finance Holdings, LLC, GCMH, the GCMH Equityholders, GCMHGP LLC, GCM V and us;

•	“voting party” are to GCM V and the GCMH Equityholders; and
•
“voting shares” are to our securities that are beneficially owned by a voting party that may be voted in the election of our directors, including any and all of our securities acquired and held in such capacity subsequent to the date of the Transaction Agreement.

GCM GROSVENOR INC.
900 Michigan Avenue, Suite 1100
Chicago, Illinois 60611
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, JUNE 5, 2025
The Annual Meeting of Stockholders (the “Annual Meeting”) of GCM Grosvenor Inc., a Delaware corporation (the “Company”), will be held at 1:00 p.m. Central time on Thursday, June 5, 2025. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/GCMG2025 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting will be held for the following purposes:
•
To elect Michael J. Sacks, Angela Blanton, Francesca Cornelli, David A. Helfand, Jonathan R. Levin, Stephen Malkin and Samuel C. Scott III as directors to serve until the 2026 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
•	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.
Holders of record of our Class A common stock and our Class C common stock as of the close of business on April 9, 2025 are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the Annual Meeting for a purpose germane to the meeting by sending an email to Maria Lennox, Secretary, at investorrelations@gcmlp.com, stating the purpose of the request and providing proof of ownership of Company stock. The list of these stockholders will also be available on the bottom of your screen during the Annual Meeting after entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.
It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting online, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.
By Order of the Board of Directors

Burke J. Montgomery
Managing Director and General Counsel
Chicago, Illinois
April 25, 2025

GCM GROSVENOR INC.
900 Michigan Avenue, Suite 1100
Chicago, Illinois 60611
PROXY STATEMENT
This proxy statement is furnished in connection with the solicitation by the Board of Directors of GCM Grosvenor Inc. of proxies to be voted at our Annual Meeting of Stockholders to be held on Thursday, June 5, 2025 (the “Annual Meeting”), at 1:00 p.m. Central time, and at any continuation, postponement, or adjournment of the Annual Meeting. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/GCMG2025 and entering your 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.
Holders of record of shares of our Class A common stock and Class C common stock (together, our “common stock”), as of the close of business on April 9, 2025 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement, or adjournment of the Annual Meeting, and will vote together as a single class on all matters presented at the Annual Meeting. As of the Record Date, there were 45,238,976 shares of Class A common stock outstanding and entitled to vote at the Annual Meeting and 144,235,246 shares of Class C common stock outstanding and entitled to vote at the Annual Meeting, representing approximately 25% and 75% of the voting power of our common stock, respectively. Each share of Class A common stock is entitled to one vote per share and each share of Class C common stock is entitled to 0.934701689 votes per share on any matter presented to stockholders at the Annual Meeting.
This proxy statement and the Company’s Annual Report to Stockholders for the year ended December 31, 2024 (the “2024 Annual Report”) will be released on or about April 25, 2025 to our stockholders on the Record Date.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON THURSDAY, JUNE 5, 2025
This Proxy Statement and our 2024 Annual Report to Stockholders are available at
http://www.proxyvote.com/
Proposals
At the Annual Meeting, our stockholders will be asked:
•
To elect Michael J. Sacks, Angela Blanton, Francesca Cornelli, David A. Helfand, Jonathan R. Levin, Stephen Malkin and Samuel C. Scott III as directors to serve until the 2026 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
•	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.
We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

Recommendations of the Board
The Board of Directors (the “Board”) recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted, and the Board recommends that you vote:
•
FOR the election of Michael J. Sacks, Angela Blanton, Francesca Cornelli, David A. Helfand, Stephen Malkin, Jonathan R. Levin and Samuel C. Scott III as directors to serve until the 2026 Annual Meeting of Stockholders; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
If any other matter properly comes before the stockholders for a vote at the Annual Meeting, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.
Information About This Proxy Statement
Why you received this proxy statement. You are viewing or have received these proxy materials because GCM’s Board is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the SEC and that is designed to assist you in voting your shares.
Notice of Internet Availability of Proxy Materials. As permitted by SEC rules, GCM is making this proxy statement and its 2024 Annual Report available to its stockholders electronically via the Internet. On or about April 25, 2025, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2024 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2024 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.
Printed Copies of Our Proxy Materials. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.
Householding. The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Who is entitled to vote at the Annual Meeting?
The Record Date for the Annual Meeting is April 9, 2025. You are entitled to vote at the Annual Meeting only if you were a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. Each outstanding share of Class A common stock is entitled to one vote per share and each outstanding share of Class C common stock is entitled to 0.934701689 votes per share for all matters before the Annual Meeting in accordance with the provisions of our Charter and the Stockholders Agreement. Holders of Class A common stock and Class C common stock vote together as a single class on any matter (including the proposals to be voted on at the Annual Meeting) that is submitted to a vote of our stockholders, unless otherwise required by law or our Charter. At the close of business on the Record Date, there were 45,238,976 shares of Class A common stock and 144,235,246 shares of Class C common stock outstanding and entitled to vote at the Annual Meeting, representing approximately 25% and 75% voting power of our common stock, respectively.
What is the difference between being a “record holder” and holding shares in “street name”?
A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.
Am I entitled to vote if my shares are held in “street name”?
Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. See “How do I vote—Beneficial Owners of Shares Held in ‘Street Name”’ below for additional information.
How many shares must be present to hold the Annual Meeting?
A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting online or by proxy, of the holders of a majority in voting power of the common stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum.
Who can attend the Annual Meeting?
GCM has decided to hold the Annual Meeting entirely online this year. You may attend and participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/GCMG2025. To attend and participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. The meeting webcast will begin promptly at 1:00 p.m. Central time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 12:45 p.m., Central time, and you should allow ample time for the check-in procedures.
What if a quorum is not present at the Annual Meeting?
If a quorum is not present at the scheduled time of the Annual Meeting, the Chairperson of the Annual Meeting is authorized by our Amended and Restated Bylaws to adjourn the meeting, without the vote of stockholders.
What does it mean if I receive more than one Internet Notice or more than one set of proxy materials?
It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

How do I vote?
Stockholders of Record. If you are a stockholder of record, you may vote:
•	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;
•	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
•	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail; or
•
Electronically at the Meeting—If you attend the meeting online, you will need the 16-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials to vote electronically during the meeting.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Central time, on June 4, 2025. To participate in the Annual Meeting, including to vote via the Internet or telephone, you will need the 16-digit control number included on your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials.
Whether or not you expect to attend the Annual Meeting online, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy, you may still decide to attend the Annual Meeting and vote your shares electronically.
Beneficial Owners of Shares Held in “Street Name.” If your shares are held in “street name” through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares online at the Annual Meeting, you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet.
Can I change my vote after I submit my proxy?
Yes.
If you are a registered stockholder, you may revoke your proxy and change your vote:
•	by submitting a duly executed proxy bearing a later date;
•	by granting a subsequent proxy through the Internet or telephone;
•	by giving written notice of revocation to the Secretary of GCM prior to the Annual Meeting; or
•	by voting online at the Annual Meeting.
Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote online at the Annual Meeting.
If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote online at the Annual Meeting using your 16-digit control number or otherwise voting through your bank or broker.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.

What if I do not specify how my shares are to be voted?
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated on page 5 of this proxy statement, as well as with the description of each proposal in this proxy statement.
Will any other business be conducted at the Annual Meeting?
We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.
Why hold a virtual meeting?
We believe that hosting a virtual meeting this year is in the best interest of the Company and its stockholders. A virtual meeting also enables increased stockholder attendance and participation because stockholders can participate from any location around the world. You will be able to attend the Annual Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/GCMG2025. You also will be able to vote your shares electronically at the Annual Meeting by following the instructions above.
What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located on www.virtualshareholdermeeting.com/GCMG2025.
Will there be a question and answer session during the Annual Meeting?
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer questions submitted online during the meeting that are pertinent to the Company and the meeting matters, as time permits. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?” will be permitted to submit questions during the Annual Meeting. Each stockholder is limited to no more than two questions. Questions and answers may be grouped by topic, and substantially similar questions may be grouped and answered as one. We will not address questions that are not pertinent to the business of the Company or the business of the Annual Meeting, or that we otherwise believe are not appropriate under the circumstances.
How many votes are required for the approval of the proposals to be voted upon and how will abstentions and broker non-votes be treated?

Proposal	Votes required	Effect of Votes Withheld / Abstentions and Broker Non-Votes
Proposal 1: Election of Directors	The plurality of the votes cast. This means that the seven (7) nominees receiving the highest number of affirmative “FOR” votes will be elected as directors.	Votes withheld and broker non-votes will have no effect.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the votes cast.	Abstentions and broker non-votes will have no effect. We do not expect any broker non-votes on this proposal.

What are “votes withheld” and “abstentions” and do they count for determining a quorum?
A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the proposal regarding the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, represents a stockholder’s affirmative choice to decline to vote on a proposal.
Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. .

What are broker non-votes and do they count for determining a quorum?
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors. Broker non-votes count for purposes of determining whether a quorum is present.
Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC after the Annual Meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS
At the Annual Meeting, seven (7) directors are to be elected to hold office until the Annual Meeting of Stockholders to be held in 2026 and until each such director’s respective successor is elected and qualified or until each such director’s earlier death, resignation or removal.
We currently have seven (7) directors on our Board. Our current directors, who are also director nominees for election at the Annual Meeting, are Michael J. Sacks, Angela Blanton, Francesca Cornelli, David A. Helfand, Jonathan R. Levin, Stephen Malkin and Samuel C. Scott III. The Board has nominated each of the foregoing director candidates to serve as directors until the 2026 Annual Meeting.
The proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the seven (7) nominees receiving the highest number of affirmative “FOR” votes will be elected as directors. Votes withheld and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
Upon consummation of the Business Combination, we entered into the Stockholders’ Agreement with the GCMH Equityholders and GCM V, pursuant to which, among other things, (i) GCM V was granted rights to designate all seven directors for election to our Board (and GCM V and the GCMH Equityholders will vote in favor of such designees) and (ii) GCM V and the GCMH Equityholders agreed to vote their voting shares in favor of any recommendations by our Board until the Sunset Date. As a result of the Stockholders’ Agreement and the aggregate voting power of the parties to the agreement, we expect that the parties to the agreement acting in conjunction will control the election of directors at GCM. For more information, see “Corporate Governance—Stockholders Agreement.”
In accordance with our Charter and Bylaws, the Board will stand for election for one-year terms that expire at the following year’s annual meeting. Pursuant to our Charter, the total number of directors constituting the Board shall be not less than three (3) and not more than twenty (20), with the then-authorized number of directors being fixed by the Board from time-to-time, which number is currently seven (7) members. Subject to obtaining any required stockholder votes or consents under the Stockholders’ Agreement (or complying with any stockholders’ designation rights under our Stockholders’ Agreement), newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of the remaining directors then in office, even if less than a quorum of the Board. Subject to obtaining any required stockholder votes or consents under the Stockholders’ Agreement, our directors may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of a majority of our outstanding common stock entitled to vote in the election of directors.
The current members of the Board who are also nominees for election to the Board as directors are as follows:

Name	Age	Position with the Company
Michael J. Sacks	62	Chairman of the Board and Chief Executive Officer
Jonathan R. Levin	43	President and Director
Angela Blanton	54	Director
Francesca Cornelli	62	Director
David A. Helfand	60	Director
Stephen Malkin	63	Director
Samuel C. Scott III	80	Lead Independent Director

The principal occupations and business experience, for at least the past five years, of each director nominee for election at the Annual Meeting are as follows:
Michael J. Sacks
Michael J. Sacks has served as our Chief Executive Officer and Chairman of our Board since our formation in July 2020. Mr. Sacks is also GCM Grosvenor’s Chief Executive Officer, having joined GCM Grosvenor in 1990 and soon after being named its Chief Executive Officer in 1994. Under Mr. Sacks’ leadership, GCM Grosvenor grew from its position as an early participant in a cottage industry to its current position as one of the largest independent open architecture alternative asset platforms. Mr. Sacks is engaged civically, serving on a number of nonprofit boards. In addition to serving as Chairman of our Board, he has served as a member of the boards of CION Grosvenor Infrastructure Fund and CION Grosvenor Infrastructure Master Fund, LLC, closed-end management investment companies where GCM Grosvenor serves as a sub-adviser, since 2024. He graduated from Tulane University with a B.S. in Economics and holds a general course certificate from the London School of Economics. In addition, Mr. Sacks holds an M.B.A. from the Kellogg Graduate School of Management at Northwestern University and a J.D. from Northwestern University’s Pritzker School of Law. Mr. Sacks is well qualified to serve on our Board because of his experience with GCM and GCM Grosvenor, including in his capacity as Chief Executive Officer of each entity.
Jonathan R. Levin
Jonathan R. Levin joined GCM Grosvenor in 2011, became its President in 2017 and has served as a member of our Board since November 2020. Mr. Levin, in addition to his managerial responsibilities, serves on a number of the firm’s Investment Committees. Prior to joining GCM Grosvenor, Mr. Levin was the Treasurer and Head of Investor Relations at Kohlberg Kravis Roberts & Co. (“KKR”), where he worked from 2004 to 2011, where he was responsible for managing KKR’s balance sheet investments, engaging with public investors and industry analysts, and leading strategic projects. Prior to his role as Treasurer and Head of Investor Relations, Mr. Levin worked in KKR’s private equity business and focused on investments in the financial services industry. Mr. Levin began his career as an Analyst in the private equity group of Bear Stearns. Mr. Levin holds an A.B. in Economics from Harvard College and is a member of the board of directors of the Ann & Robert H. Lurie Children’s Hospital of Chicago, the Museum of Contemporary Art Chicago, and the Francis W. Parker school. Mr. Levin is well qualified to serve on our Board because of his experience with GCM and GCM Grosvenor, including in his capacity as President of each entity, and his experience in the asset management industry.
Angela Blanton
Angela Blanton has served as a member of our Board since November 2020. Ms. Blanton has served as Carnegie Mellon University’s Vice President for Finance and Chief Financial Officer since 2017 after serving as interim Vice President and Chief Financial Officer in 2016. Ms. Blanton has over 20 years of experience spanning finance, project management and engineering disciplines within the higher education, financial services and manufacturing industries. Prior to joining Carnegie Mellon, Ms. Blanton was Chief Financial Officer for PNC Investments Brokerage from February 2015 to December 2015. Ms. Blanton serves on the boards of the Pittsburgh Public Theater, where she previously served as Chair, and on the Thought Leadership Committee for Pittsburgh’s Allegheny Conference on Community Development and Code for America. Ms. Blanton received a B.S. in electrical engineering from the University of Michigan and her M.B.A. from the Tepper School of Business at Carnegie Mellon University. We believe Ms. Blanton is well qualified to serve on our Board because of her experience as a chief financial officer and in the financial services industry.
Francesca Cornelli
Francesca Cornelli has served as a member of our Board since November 2020. Dr. Cornelli is the dean of Northwestern University’s Kellogg School of Management, a position she has held since August 1, 2019. She is also a professor of finance and holds the Donald P. Jacobs Chair in Finance. Prior to that, she was a professor of finance and deputy dean at London Business School from 1994 to 2019. Dr. Cornelli’s research interests include corporate governance, private equity, privatization, bankruptcy, IPOs and innovation policy. She has been an editor of the Review of Financial Studies and an associate editor at the Journal of Finance. She is a research fellow at the Center for Economic and Policy Research, and previously served as a director of the American Finance Association. Dr. Cornelli has previously taught at the Wharton School of the University of Pennsylvania, the Fuqua School of Business at Duke University, The London School of Economics, the Indian School of Business in Hyderabad and the

New Economic School in Moscow. She has also served as an independent board member of several global corporations, including Ryan Specialty Holdings, Inc. since July 2023, Banca Intesa SanPaolo from 2016 to 2019, Telecom Italia from 2014 to 2018, and Swiss Re International and Swiss Re Holdings from 2013 to 2019. In January 2016 she helped create and became a board member of AFFECT, a committee of the American Finance Association designed to promote the advancement of women academics in the field of finance. We believe Dr. Cornelli is well qualified to serve on our Board due to her experience as an academic in finance and governance, and her experience on boards of directors of other companies.
David A. Helfand
David A. Helfand joined as a member of our Board in February 2025. Mr. Helfand is the President, Chief Executive Officer and Chair of the Board of Equity Commonwealth (NYSE: EQC), a publicly traded real estate investment trust (REIT) that owned and managed commercial office properties in the United States. He has been Chair of the Board of EQC since May 2023 and has been trustee, President and Chief Executive Officer since May 2014. Mr. Helfand serves as an Advisor to Equity Group Investments (“EGI”), a private investment firm, where he previously served as Co-President, overseeing EGI’s real estate activities. Mr. Helfand is also the Founder and President of Helix Funds LLC (“Helix Funds”), a private real estate investment management company. He also served as Chief Executive Officer for American Residential Communities LLC (“ARC”), a Helix Funds portfolio company. Before founding Helix Funds, Mr. Helfand served as Executive Vice President and Chief Investment Officer for Equity Office Properties Trust (“EOP”). Prior to working with EOP, Mr. Helfand served as a Managing Director and participated in the formation of Equity International, a private investment firm focused on real estate-related companies outside the U.S. He was also the President and Chief Executive Officer of Equity LifeStyle Properties (NYSE: ELS), an operator of manufactured home communities, and served as Chairman of the Board’s audit committee. His earlier career included investment activity in a variety of asset classes, including retail, office, parking and multifamily. Mr. Helfand also serves as a Director of the Ann & Robert H. Lurie Children’s Hospital of Chicago, on the National Association of Real Estate Investment Trusts (“Nareit”) Advisory Board of Governors, on the Executive Committee of the Samuel Zell and Robert Lurie Real Estate Center at the Wharton School of the University of Pennsylvania, on the Executive Committee of the Kellogg Real Estate Center at Northwestern University, on the Board of Visitors at the Weinberg College of Arts and Sciences at Northwestern University, and as trustee on the Board of Trustees of Northwestern University. Mr. Helfand holds an M.B.A. from the University of Chicago Graduate School of Business and a B.A. from Northwestern University. We believe Mr. Helfand is well qualified to serve on our Board due to his extensive business expertise and his experience on boards of directors of other public companies and organizations.
Stephen Malkin
Stephen Malkin has served as a member of our Board since November 2020. Mr. Malkin is President of Ranger Capital Corporation, a position he has held continuously since departing from his position as a senior executive of GCM Grosvenor in 2005. Mr. Malkin was associated with GCM Grosvenor from 1992 through 2005, during most of which time he served on GCM Grosvenor’s Management Committee and shared management responsibilities with Mr. Sacks. Mr. Malkin was also a member of GCM Grosvenor’s Absolute Return Strategies Investment Committee and shared responsibility for portfolio management as well as the evaluation, selection, and monitoring of various Absolute Return Strategies investments. Prior to his role with GCM Grosvenor, from 1988 through 1991, Mr. Malkin worked in various management positions for JMB Realty Corporation, focusing on non-real estate corporate acquisition opportunities. From 1983 to 1986, Mr. Malkin was an analyst with Salomon Brothers Inc. in Chicago and Tokyo. He received a B.B.A. from the University of Michigan and an M.B.A. in Finance from the Wharton School of the University of Pennsylvania. We believe Mr. Malkin is well qualified to serve on our Board because of his management and investment experience with GCM Grosvenor, including as a former GCM Grosvenor Management Committee member and Absolute Return Strategies Investment Committee member, and his experience as an investment professional with over 35 years’ experience.
Samuel C. Scott III
Samuel C. Scott III has served as a member of our Board since November 2020. Prior to his retirement in 2009, Mr. Scott served as Chairman and Chief Executive Officer, since 2001, and President and Chief Operating Officer, since 1997, of Corn Products International, Inc., a leading global ingredients solutions provider now known as Ingredion Incorporated. Mr. Scott previously served as President of CPC International’s Corn Refining division from 1995 to 1997 and President of American Corn Refining from 1989 to 1997. In addition to his public board service,

Mr. Scott also serves on the Board of Trustees of the Ringling College of Art and Design, the board of the Sarasota Memorial Hospital Foundation and the board of the American Business Immigration Coalition. Mr. Scott served on the board of directors of BNY Mellon from 2003 to 2022, where he served as a member of its Audit Committee, its Human Resources and Compensation Committee and its Corporate Governance, Nominating & ESG Committee. Mr. Scott served on the board of Motorola Solutions, Inc. from 1993 until 2019 and was its lead director from 2015 to 2019. Mr. Scott also served on the board of Abbott Laboratories from 2007 until 2020. Mr. Scott received both a B.S. and an M.B.A. from Fairleigh Dickinson University. We believe Mr. Scott is well qualified to serve on our Board due to his experience as an executive and on boards of directors of other companies.
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of common stock represented thereby for the election as a director of the person whose name and biography appears below. In the event that any of Mr. Sacks, Ms. Blanton, Dr. Cornelli, Mr. Helfand, Mr. Levin, Mr. Malkin or Mr. Scott should become unable to serve, or for good cause will not serve, as a director, it is intended that votes will be cast for a substitute nominee designated by the Board or the Board may elect to reduce its size. The Board has no reason to believe that any of the director nominees will be unable to serve if elected. Each of the director nominees has consented to being named in this proxy statement and to serve if elected.
Recommendation of the Board of Directors

The Board unanimously recommends a vote FOR the election of each of the above director nominees.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Our Board has directed that this appointment be submitted to our stockholders for ratification at the Annual Meeting. Although ratification of our appointment of Ernst & Young LLP is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice.
Ernst & Young LLP also served as our independent registered public accounting firm for the fiscal year ended December 31, 2024. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services. A representative of Ernst & Young LLP is expected to attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS
The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services (dollars in thousands).

	Year Ended December 31,
Fee Category	2024	2023
Audit Fees(1)	$2,668	$2,053
Audit-Related Fees(2)	290	297
Tax Fees(3)	749	1,579
All Other Fees(4)	419	985
Total Fees	$4,126	$4,914

(1)
Audit fees consist of fees for the audit of our consolidated financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of other audit and attest services not required by statute or regulation.
(3)
Tax fees consist of fees for tax-related services, including tax compliance, tax planning and advisory services. Fees for tax compliance were $428 and $1,091 for the fiscal years ended December 31, 2024 and 2023, respectively.

(4)	All other fees consist of due diligence services related to contemplated transactions.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy (the “Pre-Approval Policy”) that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved/pre-concurred. The Pre-Approval Policy generally provides that we will not engage Ernst & Young LLP to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved/concurred by the Audit Committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval/pre-concurrence policies and procedures described in the Pre-Approval Policy (“general pre-approval”). Unless a type of service to be provided by Ernst & Young LLP has received general pre-approval under the Pre-Approval Policy, it requires specific pre-approval by the Audit Committee or by a designated member of the Audit Committee to whom the committee has delegated the authority to grant pre-approvals. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC's rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company's business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company's ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative. The Audit Committee periodically reviews and generally pre-approves any services (and related fee levels or budgeted amounts) that may be provided by Ernst & Young LLP without first obtaining specific pre-approvals from the Audit Committee or the Chair of the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations.
In the event that the appointment of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2026. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interest of the Company.
Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2025.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has reviewed the audited consolidated financial statements of GCM Grosvenor Inc. (the “Company”) for the fiscal year ended December 31, 2024 and has discussed these financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that such independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.
The Company’s independent registered public accounting firm also provided the Audit Committee with a formal written statement required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) describing all relationships between the independent registered public accounting firm and the Company, including the disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company.
Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Angela Blanton
Francesca Cornelli
Samuel C. Scott III

CORPORATE GOVERNANCE
General
Our Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and a charter for our Audit Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our Audit Committee charter, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics on our website at www.gcmgrosvenor.com/corporate-governance, or by writing to our Secretary at our offices at 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611.
Board Composition
Our Board currently consists of seven members: Michael J. Sacks, Angela Blanton, Francesca Cornelli, Jonathan R. Levin, David A. Helfand, Stephen Malkin and Samuel C. Scott III. As previously disclosed, Blythe Masters resigned from the Board, effective February 20, 2025. Subject to obtaining any required stockholder votes or consents under the Stockholders’ Agreement, our directors may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of a majority of our outstanding common stock entitled to vote in the election of directors.
Stockholders’ Agreement
Pursuant to the Stockholders’ Agreement, GCM V has rights to designate seven directors for election to our Board and GCM V and the GCMH Equityholders will vote in favor of such designees at any annual or special meeting of stockholders in which directors are elected. Under the terms of the Stockholders’ Agreement, until the Sunset Date, all of our directors are designated by GCM V, of whom three must qualify as “independent directors” under the Nasdaq rules and one must qualify as an “audit committee financial expert” as defined under the rules of the SEC. Thereafter, such designations will be determined by our Board. Pursuant to the terms of the Stockholders’ Agreement, GCM V has the right to remove any of the directors designated by GCM V and will have the exclusive right to designate directors to fill vacancies created by reason of death, removal or resignation of any director designated by GCM V.
Director Independence and Controlled Company Exemption
We are a “controlled company” under the Nasdaq rules. As a result, we qualify for exemptions from, and have elected not to comply with, certain corporate governance requirements under the rules, including the requirements that we have a compensation committee and a nominating committee that are composed entirely of independent directors. We do not maintain a compensation committee or a nominating committee. Even though we are a controlled company, we are required to comply with the rules of the SEC and the Nasdaq rules relating to the membership, qualifications and operations of our audit committee.
The Nasdaq rules define a “controlled company” as a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. As of April 9, 2025, the Key Holders control approximately 75% of the combined voting power of the Company’s common stock, and control a majority of the voting power of the Company so long as the outstanding Class C common stock represents at least 9.1% of the Company’s total outstanding common stock. Accordingly, we qualify as a “controlled company”. If we cease to be a controlled company and our Class A common stock continues to be listed on the Nasdaq Global Market, we will be required to comply with the Nasdaq requirements for non-controlled companies by the date our status as a controlled company changes or within specified transition periods applicable to certain provisions, as the case may be.
In making its independence determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities and any relationships they have with us and our management. As a result of this review, our Board determined that Ms. Blanton, Dr. Cornelli, Mr. Helfand and Mr. Scott are “independent directors” as defined under the applicable Nasdaq rules, representing four of our seven directors. Additionally, Ms. Masters was determined to be an “independent director” during her service on the Board during 2024.

In addition, each of the member of the Audit Committee, Ms. Blanton, Dr. Cornelli, Mr. Helfand and Mr. Scott, meets the heightened independence standards required for audit committee members under the applicable Nasdaq rules and SEC rules. Additionally, Ms. Masters, was determined to meet the heightened independence standards required for audit committee members under the applicable Nasdaq rules and SEC rules during her service on the Audit Committee during 2024. There are no family relationships among any of our directors or executive officers.
Director Candidates
As discussed above, we are a controlled company and do not have a nominating committee. Subject to the terms of the Stockholders’ Agreement, the Board is primarily responsible for searching for qualified director candidates for election to the Board and filling vacancies on the Board. The Board currently does not have a policy with regard to the consideration of any director candidates recommended by stockholders, other than pursuant to the Stockholders’ Agreement, but may implement such a policy in the future. The Board believes it is appropriate not to have such a policy in place at this time, in light of the Board designation rights provided to GCM V in the Stockholders’ Agreement.
In evaluating the suitability of individual candidates (both new candidates and current Board members), the Board, in approving (and, in the case of vacancies, appointing) candidates for election, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. In evaluating director candidates, the Board may also consider any other factor that they may deem to be relevant, including but not limited to the candidate’s professional and academic experience and skills. In addition, the Board will consider whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits. The Board is committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which new Board candidates are chosen. Each individual will be evaluated in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business.
Communications from Stockholders
The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Secretary is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the directors as he considers appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Secretary and Chairman of the Board consider to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications. Stockholders who wish to send communications on any topic to the Board should address such communications to the Board in writing: c/o Secretary, GCM Grosvenor Inc., 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611.
Board Leadership Structure and Role in Risk Oversight
Our Bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. Currently, the roles are combined, with Mr. Sacks serving as Chairman of the Board and Chief Executive Officer. Our Board has determined that combining the roles of Chairman of the Board and Chief Executive Officer is in the best interests of our Company and its stockholders at this time because it promotes unified leadership by Mr. Sacks and allows for a single, clear focus for management to execute the Company's strategy and business plans.
Our Corporate Governance Guidelines provide that whenever the Chair of the Board is also a member of management or is a director that does not otherwise qualify as an independent director, the independent directors may elect a lead director whose responsibilities include, but are not limited to, presiding over all meetings of the Board at which the Chair of the Board is not present, including any executive sessions of the independent directors; approving Board meeting schedules and agendas; and acting as the liaison between the independent directors and the Chair of the Board, as appropriate. Currently, Mr. Scott serves as our Lead Independent Director. Due to the strong leadership of Mr. Sacks, coupled with the independent oversight provided by our Lead Independent Director and our independent Audit Committee, our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management intends to review these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through its Audit Committee, which oversees risks inherent in its area of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including our credit, liquidity and operations, and our Audit Committee is responsible for overseeing our financial, cybersecurity and information security risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. While the Audit Committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board has an active role in overseeing management of the Company’s risks and is regularly informed through Committee reports about such risks. The Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.
Code of Ethics
We have a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the Code of Business Conduct and Ethics is posted on our website, www.gcmgrosvenor.com/governance. In addition, we intend to post on our website all disclosures that are required by law or the rules of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.
Insider Trading Compliance Policy and Procedures and Anti-Hedging Policy
Our Board has adopted an Insider Trading Compliance Policy and Procedures governing the purchase, sale and/or other dispositions of our securities by our directors, officers and employees. We believe that our Insider Trading Compliance Policy and Procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us. It is also our policy to comply with applicable insider trading laws and regulations with respect to transactions in our own securities. A copy of the Insider Trading Compliance Policy and Procedures is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.
The Insider Trading Compliance Policy also prohibit our directors, officers and employees and any entities they control from purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director, or employee to no longer have the same objectives as the Company’s other stockholders.
Deep Bench of Talent and Strong Corporate Culture
At our firm, we believe culture is one of our most important and defensible assets. Our clients hire us to be their essential long-term partners, so their comfort with the firm and team is a critical component of their diligence on our organization. That investment in culture is reflected in the stability and inclusivity of our team as well as the fact that we do not operate on a star system and therefore are not beholden to any one individual. We aim to invest responsibly, operate our business with integrity, and build an inclusive workplace where our employees can thrive. We have been a registered investment adviser since 1997 with a culture of compliance rooted in what we believe is a proper tone at the top.
In addition to a competitive compensation structure, we promote a work environment that we believe is interesting and challenging, providing our employees the opportunity to grow professionally. We also seek to foster strong alignment between our employees and clients. As of December 31, 2024, our current employees, former employees and the firm had approximately $683 million of their own capital (including through leveraged vehicles) invested into our various investment programs, which we believe aligns our interests with those of our clients.

Attendance by Members of the Board of Directors at Meetings
There were five meetings of the Board and four meetings of the Audit Committee during the fiscal year ended December 31, 2024. During the fiscal year ended December 31, 2024, each director attended at least 75% of the aggregate of (i) all meetings of the Board and (ii) with respect to the members of the Audit Committee, all meetings of the Audit Committee.
Under our Corporate Governance Guidelines, which is available on our website at https://www.gcmgrosvenor.com/ governance/, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to regularly prepare for and attend meetings of the Board and any committee on which the director sits (including separate meetings of the independent directors), with the understanding that, on occasion, a director may be unable to attend a meeting. A director who is unable to attend a meeting of the Board or a committee of the Board is expected to notify the Chair of the Board or the Chair of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting. We do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that absent compelling circumstances directors will attend. Mr. Sacks, Mr. Levin, Ms. Blanton, Dr. Cornelli, Mr. Malkin and Mr. Scott attended the 2024 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD
Our Board has established a standing Audit Committee, which operates under a written charter that has been approved by our Board.
As a controlled company, we do not have a compensation committee of the Board, or a committee performing equivalent functions. Our Board is primarily responsible for establishing and administering our policies governing the compensation of our executive officers and directors. Our Board is also primarily responsible for determining the compensation of our Chief Executive Officer and for making equity grants to our Chief Executive Officer and other executive officers. The Board has delegated authority to Michael J. Sacks to make certain determinations regarding cash compensation paid to our executive officers, other than with respect to his own cash compensation. Michael J. Sacks, our Chief Executive Officer, and Jonathan R. Levin, our President, participated in our Board’s deliberations regarding executive officer and director compensation during the year ended December 31, 2024.
Audit Committee
Our Audit Committee’s responsibilities include:
•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
•	discussing with our independent registered public accounting firm their independence from management;
•	reviewing with our independent registered public accounting firm the scope and results of their audit;
•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
•	discussing the Company’s policies with respect to risk assessment and risk management, including the management of financial risks, cybersecurity and information security risks; and
•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
The Audit Committee charter is available on our website at https://www.gcmgrosvenor.com/ governance/. The members of the Audit Committee are Ms. Blanton, Dr. Cornelli, Mr. Helfand and Mr. Scott. Mr. Helfand serves as the Chairperson of the committee. Our Board has affirmatively determined that each of Ms. Blanton, Dr. Cornelli, Mr. Helfand and Mr. Scott is independent for purposes of serving on an audit committee under Rule 10A-3 promulgated under the Exchange Act and the Nasdaq rules, including those related to Audit Committee membership.
The members of our Audit Committee meet the requirements for financial literacy under the applicable Nasdaq rules. In addition, our Board has determined that each of Ms. Blanton, Dr. Cornelli and Mr. Helfand qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K, and under the similar Nasdaq rules requirement that the Audit Committee have a financially sophisticated member.
The Audit Committee met four times in 2024.

EXECUTIVE OFFICERS
The following table identifies our current executive officers:

Name	Age	Position with the Company
Michael J. Sacks(1)	62	Chairman of the Board and Chief Executive Officer
Pamela Bentley(2)	53	Chief Financial Officer
Jonathan R. Levin(3)	43	President and Director
Frederick E. Pollock(4)	45	Chief Investment Officer
Sandra Buchanan(5)	59	Chief Human Resources Officer

(1)	See biography on page 11 of this proxy statement.
(2)
Ms. Bentley serves as our Chief Financial Officer and is a member of the firm’s Operations Committee. Ms. Bentley joined GCM Grosvenor as Managing Director of Finance in October 2020 and became Chief Financial Officer in January 2021. She is responsible for managing the financial functions of the firm including overseeing activities related to corporate and fund accounting, treasury and cash management, financial planning and reporting, tax, valuation and operational due diligence while also playing a vital role in the firm’s strategic initiatives. Prior to joining GCM Grosvenor, Ms. Bentley spent 15 years with The Carlyle Group, a publicly traded global investment firm, where her most recent role was Chief Accounting Officer and Managing Director. Previously, she was a Vice President of Finance and Investor Relations at Transaction Network Services, Inc. and a Senior Manager at Arthur Andersen LLP. Ms. Bentley received her Bachelor of Business Administration from the University of Michigan’s Ross School of Business. She is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Ms. Bentley is a member of and past Chair of the Board of Directors of Junior Achievement of Greater Washington and is a member of the Board of Directors of Junior Achievement USA.

(3)	See biography on page 11 of this proxy statement.
(4)
Mr. Pollock serves as our Chief Investment Officer. Mr. Pollock joined GCM Grosvenor in 2015 and became Chief Investment Officer in 2019. He is responsible for managing all investment-related activities for the firm, and serves on all of the firm’s Investment Committees. Prior to joining GCM Grosvenor, Mr. Pollock had various roles at Morgan Stanley from 2006 to 2015, most recently within its merchant banking division, specializing in infrastructure investing, with responsibility for deal sourcing, due diligence, and management as a Board Member of various portfolio companies. Mr. Pollock helped form the infrastructure investment group at Morgan Stanley and structured and raised capital for its initial funds. Prior to joining Morgan Stanley, Mr. Pollock worked at Deutsche Bank, where he made investments for the firm and on behalf of clients. He received his Bachelor of Science summa cum laude in Economics from the University of Nevada and his Juris Doctor magna cum laude from Harvard Law School.

(5)
Ms. Buchanan serves as our Chief Human Resources Officer. Ms. Buchanan joined GCM Grosvenor as Chief Human Resources Officer in 2018. She is responsible for the development and execution of the firm people strategy and leads the firm’s real estate and facilities efforts. She also serves on the Sustainability Committee and the Culture Council. Prior to joining GCM Grosvenor, Ms. Buchanan held various positions at Bank of America from 2013 to 2018, most recently serving as Global Head of Human Resources for Corporate and Investment Banking. Previously, Ms. Buchanan also held leadership roles in Talent Management and Talent Acquisition at Goldman Sachs & Co. from 2006 to 2013 and J.P. Morgan Chase & Co. from 1998 to 2006. She received a Bachelor of Business Administration in Finance from Bernard M. Baruch College and a Master of Business Administration in Marketing from the University of Michigan. Ms. Buchanan has served on the Board of Angi (NASDAQ: ANGI) since November 2021, including on its Executive Compensation and Compensation Committees. Ms. Buchanan serves as a Corporate Board Member for the Harlem School of the Arts, the Council for Urban Professionals and the Thurgood Marshall College Fund, where she is a member of the finance committee.

EXECUTIVE COMPENSATION
In 2024, our “named executive officers” or “NEOs”, and their positions were as follows:
•	Michael J. Sacks, Chief Executive Officer and Chairman;
•	Jonathan R. Levin, President;
•	Pamela Bentley, Chief Financial Officer;
•	Sandra Buchanan, Chief Human Resources Officer; and
•	Frederick E. Pollock, Chief Investment Officer.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview and description of our executive compensation philosophy and each element of fiscal 2024 compensation awarded to, earned by or paid to our NEOs during fiscal 2024.
Compensation Philosophy
The success of our business depends on the efforts, judgment and reputations of our talent and, in particular, our experienced and senior people in investment, operational and executive functions. Our people’s reputation, expertise in investing and risk management, relationships with our clients and third parties on which our funds depend for investment opportunities are each critical elements in operating and growing our business. The business we operate in is intensely competitive, and our ability to continue to compete effectively depends upon our ability to continue to attract highly qualified investment professionals and the retention and development of existing employees.
In order to attract and retain talented current and prospective employees, we have developed a comprehensive total rewards program. The components of this program are designed to recognize and reward individual performance and recognize contributions that align with and drive positive business results. Executive compensation at GCM Grosvenor is aligned with Company, client and individual performance. We believe that our compensation program incentivizes behaviors and actions that grow shareholder value and closely align the interests of our employees with those of our shareholders.
In order to attract, retain, reward and motivate talented executives, including our NEOs, our executive compensation program consists of the following components:
•	annual base salary;
•	annual discretionary performance bonuses;
•	equity and equity-like incentives including RSUs, carried interest awards, and profit-sharing partnership interests; and
•	various health and welfare benefits, including participation in plans that are generally available to all of our employees.
We believe these components of compensation result in an effective mix of fixed and variable compensation and balance short-term and long-term compensation considerations that are closely tied to the growth of our firm and enhanced shareholder value. In addition, we believe these compensation components further attract and incentivize talent, provide an overall compensation package that is competitive with the market and encourages retention of top performers.
Process for Determination of Compensation for NEOs
We are a “controlled company” under the Nasdaq rules, and therefore we are not required to have a compensation committee. Other than with respect to Mr. Sacks’ compensation, our Board has delegated the authority to approve our NEOs’ compensation to our Chief Executive Officer. The Board is responsible for approving Mr. Sacks’ compensation and approved his compensation as set forth pursuant to his employment agreement. The compensation for Messrs. Levin and Pollock and Mses. Bentley and Buchanan was approved by our Chief Executive Officer. The Board makes all final determinations regarding equity grants to our NEOs pursuant to the GCM Grosvenor Inc. Amended and Restated 2020 Incentive Award Plan (the “Amended and Restated Incentive Award Plan”).

We did not utilize formal benchmarking nor did we retain a compensation consultant to provide feedback on our compensation program design during fiscal 2024.
Say-on-Pay Advisory Vote
In 2024, we held a “say-on-pay” vote on the Company’s executive compensation program as set forth at the 2024 annual meeting of stockholders and 91% of the votes cast by stockholders voted “for” the proposal. Given that a substantial majority of stockholders approved the executive compensation program, we continued to apply substantially similar principles in determining the amounts and types of executive compensation and did not implement significant changes as a result of the stockholder advisory vote. Our next say-on-pay vote will be held in fiscal year 2027.
Elements of Compensation
In order to attract, retain, motivate and reward our NEOs, we take a holistic approach to compensation with a focus on total rewards, which consists of the components described below.
Salaries
Each of our NEOs is entitled to receive a base salary in an amount set forth in their respective employment agreements, the terms of which are summarized below. The base salaries compensate our NEOs for services rendered to our firm. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The actual base salaries paid to each named executive officer for fiscal 2024 are set forth below in the Summary Compensation Table in the column titled “Salary”.
Bonuses
Each of our NEOs other than Mr. Sacks received discretionary annual performance bonuses with respect to services in fiscal 2024. Under their employment agreements, Messrs. Levin and Pollock and Mses. Bentley and Buchanan are entitled to receive annual bonuses, each of which is determined in the sole discretion of the firm. Under his employment agreement, Mr. Pollock’s total cash receipts for bonus periods in respect of calendar years 2023, 2024, and 2025 must meet certain minimum amounts. The size of our annual bonus pool for bonus-eligible employees is determined by our operating results. Annual bonuses are intended to reward our NEOs, other than Mr. Sacks, for strong financial performance and helping us achieve our annual goals. Factors that were considered in determining the size of the bonus paid to each NEO include (i) performance and contributions of the NEO to the overall success of our business, (ii) contributions and accomplishments in leading and managing the Company and its teams, (iii) contributions to support growth of our shareholder value and (iv) relative performance compared to prior year performance and to our other executive-level employees.
Please see the section titled “Bonuses” below the Summary Compensation Table for more information.
Equity Compensation
We currently maintain the Amended and Restated Incentive Award Plan in order to facilitate the grant of cash and equity incentives to directors, employees (including our NEOs), and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. Each of our NEOs is entitled to receive equity compensation pursuant to the Amended and Restated Incentive Award Plan, which must be approved by our Board. In fiscal 2024 we determined the amount of equity awards awarded to our NEOs based on a holistic review of their respective total compensation packages and based on firm and individual performance in connection with annual performance reviews conducted with senior management, as well as pursuant to contractual entitlements described in the section titled “Employment Agreements” below. Notwithstanding that Mr. Sacks is eligible to receive awards under the Amended and Restated Incentive Award Plan, we did not issue such awards to Mr. Sacks in fiscal 2024.
We have utilized awards of RSUs that vest over a three-year period and, commencing in fiscal year 2025, over a four-year period, subject to continued service through the applicable vesting date, as our primary form of long-term equity compensation. We believe that the three-year and four-year vesting periods promote employee retention and encourage our employees to focus on our long-term strategic objectives and appreciation in shareholder value. In addition, we have utilized awards that vest over a period of less than three years to promote greater equity ownership as a percentage of total rewards, which we believe aligns our employees’ interests with those of our shareholders.
Under his employment agreement, Mr. Pollock is entitled to be granted 150,000 RSUs in calendar years 2023, 2024, and 2025 which vest over a three-year period following the respective dates of grant, subject to Mr. Pollock’s continued service through the applicable vesting date, and subject to Board approval (as described in the section titled “Employment Agreements – Frederick E. Pollock” below). During fiscal 2024, our Board approved grants of RSU awards to each of Messrs. Levin and Pollock and Mses. Bentley and Buchanan pursuant to the Amended and Restated Incentive Award Plan. The RSU awards vest over a three-year period, subject to the NEOs’ continued service with the Company through the applicable vesting date. In addition, each of Messrs. Levin and Pollock received a grant of RSUs on March 1, 2024 that vested subject to continued service through August 15, 2024 and each of Mses. Bentley and Buchanan received a grant of RSUs on January 15, 2024 that vested subjected to continued service through April 15, 2024 and a grant of RSUs on October 1, 2024 that vested subject to continued service through March 1, 2025.
Please see the sections titled “Equity Compensation” below the Summary Compensation Table and “Grants of Plan-Based Awards” for more information.
Carried Interest
Senior employees including Messrs. Sacks, Levin and Pollock, and Mses. Bentley and Buchanan are eligible to participate in our carried interest arrangements. Distributions of carried interest under these arrangements reflect receipt of a portion of the incentive compensation earned by our funds based on fund performance. Amounts received from our carried interest arrangements are dependent upon the success of our fund investments and therefore, incentivize behavior that is aligned with successful fund performance, our investors and our shareholders. These awards, including those made to our NEOs, are determined in conjunction with bonus and total rewards determinations based on firm and individual performance in connection with annual performance reviews conducted with senior management. They generally vest based on the continued performance of services over a multi-year period and may be subject to reduction or forfeiture under certain circumstances. The service-based vesting criteria promote employee retention during the applicable vesting period.
Please see the section titled “Carried Interest” below the Summary Compensation Table for more information.
Profit-Sharing Partnerships
Holdings. Messrs. Sacks, Levin and Pollock, and Ms. Buchanan (or their estate planning vehicles) hold membership interests in Holdings, an entity controlled by Mr. Sacks. The membership interests held by Mr. Sacks entitle him to distributions by Holdings to its members and proceeds from capital transactions. The membership interests held by Messrs. Levin and Pollock entitle them to a stated percentage, or minimum allocable share, of distributions from Holdings, as well as a profits interest with respect to net sale proceeds from dispositions of Holdings properties after certain threshold distributions to other members. The membership interests held by Ms. Buchanan entitle her to distributions in amounts determined by the managing member of Holdings in its sole discretion. In determining the amount of any discretionary distributions to Ms. Buchanan, the managing member of Holdings considers Ms. Buchanan’s performance and contributions to the overall success of our business and Holdings’ financial performance during the applicable fiscal year.
Management LLC. Mses. Bentley and Buchanan hold membership interests in Management LLC, an entity controlled by Mr. Sacks, which entitle them to a portion of all profits distributed by Management LLC to its members, but not to proceeds from any capital transaction. The portion of profits distributed is determined by the managing member of Management LLC in its sole discretion. In determining the amount of any discretionary distributions to Mses. Bentley and Buchanan, the managing member of Management LLC considers each of Mses. Bentley and Buchanan’s respective performance and contributions to the overall success of our business and Management LLC’s financial performance during the applicable fiscal year.
Please see the section titled “Profit-Sharing Partnerships” below the Summary Compensation Table for more information.

Perquisites and Other Personal Benefits
Employee Benefits. All of our employees including our NEOs, have the opportunity to participate in an employee benefit package that we consider to be favorably competitive among alternative investment firms, including
•	medical, dental and vision benefits;
•	medical and dependent care flexible spending accounts;
•	short-term and long-term disability insurance; and
•	life insurance.
401(k) Retirement Plan. We maintain a 401(k) retirement savings plan (the “401(k) Plan”) for our employees and each of our NEOs is eligible to participate in our 401(k) Plan. The 401(k) Plan facilitates retirement planning in a tax efficient manner by allowing eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions. Currently, we match contributions made by participants in the 401(k) Plan up to a specified percentage of the employee contributions, and upon completion of two years of service, these matching contributions are fully vested as of the date on which the contribution is made. For employees with less than two years of service, the matching contributions are 50% vested after one year of service and fully vested after two years of service. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.
Non-Commercial Air Travel. Pursuant to their employment agreements with the Company, each of Messrs. Sacks, Levin and Pollock may use non-commercial air travel services for personal purposes up to an annual cap on the aggregate total cost to the Company in any one calendar year as set forth in their respective employment agreements. The dollar amount of such personal use is calculated in accordance with company policies and procedures. We believe providing Messrs. Sacks, Levin and Pollock such benefit is appropriate to assist them in the performance of their duties.
Housing Allowance. Mses. Bentley and Buchanan are eligible to receive a housing allowance for temporary housing in Chicago. We believe providing Mses. Bentley and Buchanan such benefit is appropriate to assist them in the performance of their duties and makes them more efficient by reducing required travel time.
Please see the section titled “Perquisites and Other Personal Benefits” below the Summary Compensation Table for more information.
Other Compensation Matters
Compensation and Risk. Senior management annually considers potential risks when reviewing our compensation programs and practices for all employees generally, including with respect to compensation elements, fixed and variable compensation and short-term and long-term compensation. Based on its evaluation, the senior management has concluded that the risks arising from our overall compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. Our compensation program includes elements that we believe discourage excessive risk-taking and align the compensation of our employees with the long-term performance of the Company and its shareholders.
Tax and Accounting Considerations. Section 162(m) of the Internal Revenue Code of 1986 generally disallows publicly-listed companies a tax deduction for compensation in excess of $1,000,000 paid to “covered employees” of such company, which “covered employees” can include the chief executive officer, the chief financial officer, the three other highest paid executive officers and certain individuals who were previously “covered employees”. While we consider the impact of developments and changes in accounting standards and tax law in making our compensation decisions, we maintain our flexibility to provide our NEOs non-deductible incentive compensation if we determine that doing so appropriately aligns our executive compensation program with our overall executive compensation philosophy and objectives.
Clawback Policy. We adopted a clawback policy in 2023 that was amended and restated in 2024 and is compliant with Listing Rule 5608 adopted by the Nasdaq Stock Market to implement Rule 10D-1 under the Exchange Act.

Prohibition on Hedging and Pledging. Our NEOs, members of their immediate families and households and their controlled entities are prohibited from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of GCM Grosvenor securities and from pledging GCM Grosvenor securities as collateral for a loan.
COMPENSATION COMMITTEE REPORT
Our Board does not have a compensation committee. The below Board members reviewed and had the opportunity to discuss with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, determined that the foregoing Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2024.

Michael J. Sacks	Francesca Cornelli
Jonathan R. Levin	Stephen Malkin
Angela Blanton	Samuel Scott

Summary Compensation Table
The following table sets forth information concerning the compensation of our NEOs for our fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Michael J. Sacks Chief Executive Officer and Chairman	2024	4,417,800	—	—	1,052,226(2)	5,470,026
	2023	4,277,200	—	—	1,582,211	5,859,411
	2022	4,014,500	—	—	1,381,074	5,395,574
Jonathan R. Levin President	2024	500,000	1,082,936(3)	2,109,266	2,223,089(4)	5,915,291
	2023	500,000	321,741	30,298,938	3,601,077	34,721,756
	2022	500,000	232,382	277,200	7,156,839	8,166,421
Pamela Bentley Chief Financial Officer	2024	500,000	368,000(5)	975,913	359,071(6)	2,202,984
	2023	500,000	142,900	1,090,070	304,522	2,037,492
	2022	500,000	248,750	3,164,935	252,996	4,166,681
Sandra Buchanan Managing Director, Chief Human Resources Officer	2024	500,000	423,648(7)	828,581	589,420(8)	2,341,648
	2023	500,000	239,389	926,443	606,417	2,272,250
	2022	500,000	199,427	3,091,610	489,871	4,280,908
Frederick E. Pollock Managing Director, Chief Investment Officer	2024	500,000	828,000(9)	2,275,149	843,714(10)	4,446,863
	2023	500,000	150,000	48,528,938	1,593,670	50,772,608
	2022	500,000	125,000	277,200	11,107,192	12,009,392

(1)
Represents the aggregate grant date fair value of the RSUs and Management Award Interests (as described below) granted in the year shown, computed in accordance with U.S. GAAP pertaining to equity-based compensation, and expense related to the Amended Holdings Award Interests (as described below). For additional information regarding the determination of grant date fair value see Note 11 and Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 that accompanies this Proxy Statement.

(2)
Amount represents (i) 4,856 in cash distributions received in 2024 under our carried interest arrangements, which are described in more detail below and (ii) $1,047,370 reflecting the actual aggregate incremental cost to the Company of providing the executive with access to non-commercial air travel pursuant to his employment agreement, calculated based on a charter rate allocated to Mr. Sacks.

(3)
Amount represents (i) a bonus in the amount of $992,000 earned for 2024, the amount of which is determined in the sole discretion of GCMLP, (ii) $60,936 as the portion of a $150,000 award (and associated earnings calculated through December 31, 2024, with respect to such award) granted to Mr. Levin in 2019 under the Deferred Compensation Plan that vested in 2024, described in more detail below and (iii) $30,000 as a portion of a $150,000 award granted to Mr. Levin in 2020 under the Deferred Compensation Plan that vested in 2024, described in more detail below.

(4)
Amount represents (i) $1,805,608 in cash distributions received in 2024 under our carried interest arrangements, which are described in more detail below, (ii) $54,892 of discretionary cash distributions of profits received in respect of his membership interest in Holdings, (iii) company 401(k) contributions of $5,750 and (iv) $356,838 reflecting the actual aggregate incremental cost to the Company of providing the executive with access to non-commercial air travel pursuant to his employment agreement, calculated based on a charter rate allocated to Mr. Levin.

(5)	Amount represents a bonus earned for 2024, the amount of which is determined in the sole discretion of GCMLP.
(6)
Amount represents (i) $20,667 in cash distributions received in 2024 under our carried interest arrangements, which are described in more detail below, (ii) $182,762 of discretionary cash distributions of profits received in respect of Ms. Bentley’s membership interest in Management LLC, (iii) company 401(k) contributions of $7,625 and (iv) $148,016 in housing allowance calculated based on the actual rent expense.

(7)
Amount represents (i) a bonus in the amount of $302,400 earned for 2024, the amount of which is determined in the sole discretion of GCMLP, (ii) $81,248 as the portion of a $200,000 award (and associated earnings calculated through December 31, 2024, with respect to such award) granted to Ms. Buchanan in 2019 under the Deferred Compensation Plan that vested in 2024, described in more detail below and (iii) $40,000 as the portion of a $200,000 award granted to Ms. Buchanan in 2020 under the Deferred Compensation Plan that vested in 2024, described in more detail below.

(8)
Amount represents (i) $27,678 in cash distributions received in 2024 under our carried interest arrangements, which are described in more detail below, (ii) $401,279 of discretionary cash distributions of profits received in 2024 in respect of Ms. Buchanan’s membership interests in Holdings and Management LLC, (iii) company 401(k) contributions of $3,753 and (iv) $156,710 in housing allowance calculated based on the actual rent expense.

(9)
Amount represents a bonus earned for 2024, the amount of which was determined in the sole discretion of GCMLP, subject to a minimum total compensation amount pursuant to his employment agreement, as described further below.

(10)
Amount represents (i) $788,031 in cash distributions received in 2024 under our carried interest arrangements, which are described in more detail below, (ii) company 401(k) contributions of $5,750 and (iii) $49,933 reflecting the actual aggregate incremental cost to the Company of providing the executive with access to non-commercial air travel pursuant to his employment agreement, calculated based on a charter rate allocated to Mr. Pollock.

Grants of Plan-Based Awards
The following table sets forth information regarding equity awards granted to NEOs during fiscal 2024.

			Stock Awards
	Grant Date	Approval Date	All other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Michael J. Sacks	—	—	—	—
Jonathan R. Levin	3/1/2024	2/22/2024	72,727(2)	622,543
	3/1/2024	2/22/2024	154,545(3)	1,486,723
Pamela Bentley	1/15/2024	1/15/2024	10,623(4)	97,174
	3/1/2024	2/22/2024	48,485(2)	415,031
	10/1/2024	9/29/2024	37,792(5)	463,708
Sandra Buchanan	1/15/2024	1/15/2024	9,352(4)	86,787
	3/1/2024	2/22/2024	38,788(2)	332,025
	10/1/2024	9/29/2024	33,396(5)	409,769
Frederick E. Pollock	3/1/2024	2/22/2024	150,000(6)	1,284,000
	3/1/2024	2/22/2024	103,030(3)	991,149

(1)
Amounts in this column relating to grants of RSUs represent the aggregate grant date fair value of RSUs granted under the Amended and Restated Incentive Award Plan, computed in accordance with U.S. GAAP pertaining to equity-based compensation. For additional information regarding the determination of grant date fair value see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 that accompanies this Proxy Statement.

(2)	One third of the RSUs vest on each of May 31, 2025, May 31, 2026 and May 31, 2027, subject to continued employment through the applicable vesting date.
(3)	RSUs fully vested on August 15, 2024.
(4)	RSUs fully vested on April 15, 2024.
(5)	RSUs fully vested on March 1, 2025.
(6)	One third of the RSUs vested or vest on each of March 1, 2025, March 1, 2026 and March 1, 2027, subject to continued employment through the applicable vesting date.
Bonuses
Under their employment agreements, Mr. Levin and Mses. Bentley and Buchanan are entitled to receive annual bonuses, each of which is determined in the sole discretion of GCMLP. On May 9, 2023, Mr. Pollock entered into the Second Amended and Restated Employment and Protective Covenants Agreement with GCMLP, under which Mr. Pollock is entitled to total cash compensation (comprised of his base salary, any annual cash bonus, and distributions from Holdings) in respect of calendar years 2023, 2024, and 2025 in aggregate amounts of $4,500,000, $5,000,000, and $6,000,000, respectively. To the extent the annual cash bonus is paid in the following calendar year but relates to performance in respect of the prior year, such bonus is included in the prior year’s calculation of total cash compensation. Mr. Pollock is eligible for a cash bonus in respect of calendar year 2023, 2024 and 2025, in an amount to be determined in the sole discretion of GCMLP, provided that such each annual bonus is expected to be at least $1,000,000. It is expected that a significant portion of the total cash compensation to which Mr. Pollock is entitled will be derived from distributions from Holdings, pursuant to his minimum stated percentage of distributions from that entity. Effective March 1, 2024, Mr. Pollock and GCMLP acknowledged and agreed that an award of 103,030 RSUs granted to Mr. Pollock on March 1, 2024 that vested on August 15, 2024 would reduce the total cash compensation for the bonus period in respect of calendar year 2023 by an amount equal to $850,000. The actual annual cash bonuses awarded to each NEO for 2024, 2023 and 2022 performance are set forth above in the Summary Compensation Table in the column entitled “Bonus”.
Equity Compensation
In January 2024, the Company granted Mses. Bentley and Buchanan 10,623 RSUs and 9,352 RSUs, respectively. In March 2024, the Company granted Messrs. Levin and Pollock and Mses. Bentley and Buchanan 227,272 RSUs, 253,030 RSUs, 48,485 RSUs and 38,788 RSUs, respectively. In October 2024, the Company granted Mses. Bentley and Buchanan 37,792 RSUs and 33,396 RSUs, respectively. For more information, see the “Grants of Plan-Based Awards” table above.

Grosvenor Opportunistic Credit Fund Bonus
Messrs. Levin and Pollock have the right to receive a bonus if GCMLP receives performance fees from GCM Grosvenor Opportunistic Credit Fund IV, Ltd., GCM Grosvenor Opportunistic Credit Master Fund IV, Ltd., and GCM Principal SPV, Ltd. - Class B. Mr. Levin has a right to receive a bonus if GCMLP receives performance fees from GCM Grosvenor Opportunistic Credit Fund III, Ltd., GCM Grosvenor Opportunistic Credit Master Fund III, Ltd., Grosvenor Opportunistic Credit Fund III (TI), L.P., and Grosvenor Opportunistic Credit Master Fund III (TI), L.P. Bonus amounts are calculated as the product of a stated award percentage (as set forth in individual award letters) and the incentive fees earned by GCMLP from the funds set forth above. Our executives must be employed on the date the cash bonus is paid in order to receive a bonus under these arrangements. None of our executives received any bonuses with respect to these arrangements in 2024.
Deferred Compensation Plans
GCMLP, GCM Grosvenor L.P. and their affiliates sponsor a deferred compensation plan under which employees, including the NEOs, may be selected to receive a bonus (or to have a portion of their annual bonus deferred) under the provisions of the plan. Under the plan, unless an employee’s individual award agreement provides otherwise, bonuses will vest 20% per year over five years (or in full upon death or disability or determination by the plan administrator in its discretion) and will be credited with gains and losses commensurate with (i) the cumulative return on investments made by GCMH in select investment strategies managed by GCMLP, GCM Grosvenor L.P. and their affiliates, excluding carried interest arrangements, (ii) such other investment fund, benchmark or index reasonably determined from time to time by the company or (iii) as otherwise described in an award agreement. Awards are paid out in ten installments for the 2019 series, in accordance with the following schedule: (i) 5% on the first May 31 following the anniversary of the bonus vesting commencement date, (ii) 5% on each of the next three anniversaries thereof, (iii) 10% on the next two anniversaries thereof, and (iv) 15% on the next four anniversaries thereof. Awards are paid out in seven installments for the 2020 series, in accordance with the following schedule: (i) 10% on the May 31 following the anniversary of the bonus vesting commencement date, (ii) 10% on each of the next three anniversaries thereof, and (iii) 20% on the next three anniversaries thereof. These percentages are applied to the entire award, including all earnings with which it is then credited, and not just to the vested portion of the award.
Perquisites and Other Personal Benefits
Non-Commercial Air Travel
The aggregate incremental cost to the Company of use of non-commercial air travel services for personal use by our NEOs in 2024 was $1,454,141, which is our actual cost based on a charter rate allocated to each individual, and the specific amounts received by each of Messrs. Sacks, Levin and Pollock is set forth in the “All Other Compensation” column of the Summary Compensation table, above, and the accompanying footnotes. Please see the section titled “Certain Relationships and Related Person Transactions - Firm Use of Private Aircraft” for more information.
Housing Allowance
The aggregate incremental cost to the Company of housing allowances received by our NEOs in 2024 was $304,726, which is our actual cost based on rent expense, and the specific amounts received by each of Mses. Bentley and Buchanan is set forth in the “All Other Compensation” column of the Summary Compensation table, above, and the accompanying footnotes.
Carried Interest
Messrs. Sacks, Levin and Pollock, and Mses. Bentley and Buchanan participate in our carried interest arrangements and are entitled to specified percentages (the “carried interest sharing percentages”) of distributions of carried interest from the tranche(s) set forth in such officer’s carried interest award agreements. These awards may be subject to reduction or forfeiture under certain circumstances, as described below under “Termination Payments and Benefits”. Certain carried interest arrangements may be subject to minimum distribution percentages and target amounts. Under his employment agreement, Mr. Pollock is entitled to receive 10% of the total carried interest associated with programs managed by the Company’s Strategic Investments Group and 5% of the carried interest associated with the Company’s private markets investment strategies, and not less than 5% of any carried interest or incentive economics associated with newly created specialized funds that pursue absolute return strategies, provided such interests are otherwise awarded to other members of senior management of the Company. Messrs. Sacks, Levin and Pollock, and Mses. Bentley and Buchanan received cash distributions in respect of their carried interest awards for fiscal year 2024, the amounts of which are set forth in the “All Other Compensation” column of the Summary Compensation table, above, and the accompanying footnote.
Profit-Sharing Partnerships
Holdings
Messrs. Sacks, Levin and Pollock, and Ms. Buchanan (or their estate planning vehicles) hold membership interests in Holdings, an entity controlled by Mr. Sacks. The membership interests held by Mr. Sacks entitle him to distributions by Holdings to its members and proceeds from capital transactions, and the membership interests held by Ms. Buchanan entitle her to distributions in amounts determined by the managing member of Holdings in its sole discretion.
Prior to May 9, 2023, the membership interests in Holdings held by Messrs. Levin and Pollock (the “Original Holdings Award Interests”) entitled them each to a fixed portion of profits distributed by Holdings to its members and to additional discretionary distributions in amounts determined by the managing member of Holdings. In addition, in connection with a termination of employment pursuant to their respective employment agreements, Messrs. Levin and Pollock were entitled to a predetermined fixed portion of profits as outlined in their membership interest participation certificates until such post-termination distributions aggregated to a “target amount” set forth their respective participation certificates. Once the target amount had been reached, their respective rights to share in any future distributions ceased.
On May 9, 2023, the terms of Messrs. Levin’s and Pollock’s membership interests in Holdings were amended (the “Amended Holdings Award Interests”). The Amended Holdings Award Interests entitle the holders to a stated percentage, or minimum allocable share, of distributions from Holdings, as well as a profits interest with respect to net sale proceeds from dispositions of Holdings properties after certain threshold distributions to other members. The amendments to the Original Holdings Award Interests resulted in a change to the accounting treatment of these awards as they now have characteristics that are more akin to the risks and rewards of equity ownership in Holdings. In particular, the Original Holdings Awards Interests were previously recognized under ASC 710, Compensation—Profits Interest, and pursuant to ASC 505. The modifications caused the Amended Holdings Award Interests to be recognized as compensation expense with a corresponding deemed contribution and are now accounted for under ASC 718, Compensation—Stock Compensation. As a result, partnership interest-based compensation expenses taken prior to 2023 associated with the right to received stated “target amounts” as provided in the Original Holdings Award Interests were reversed to reflect that that the stated “target amounts” were removed by the amendment, while partnership interest-based compensation expense associated with the Amended Holdings Award Interests was recorded. The effect of the reversal and recognition of these expenses was to avoid duplicate financial accounting expenses with respect to the same item of compensation. Mr. Levin’s and a portion of Mr. Pollock’s Amended Holdings Award Interests were fully vested on the date of the amendment and resulted in immediate expense recognition for financial accounting purposes. A portion of Mr. Pollock’s Amended Holdings Award Interests vested and was expensed over the requisite service period through December 31, 2024.
For Ms. Buchanan, the discretionary portion of the profits for 2024 is set forth in the “All Other Compensation” column of the Summary Compensation Table above.
For so long as the officers are members of Holdings, and for certain periods after their withdrawal as members, they are subject to restrictive covenants prohibiting disclosure of our confidential information, disparaging our business, and, for two years after withdrawal, from competing with our business or soliciting our clients or employees, subject to exceptions for actions taken in the performance of their duties to us or in connection with the investment or management of the officer’s or his or her family’s assets (or assets belonging to other members and their affiliates and certain charitable, non-profit and government organizations).
Management LLC
Meses. Bentley and Buchanan hold membership interests in Management LLC, an entity controlled by Mr. Sacks, which entitle them to a portion of all profits distributed by Management LLC to its members, but not to proceeds from any capital transaction.
For so long as Mses. Bentley and Buchanan are members of Management LLC, and for certain periods after their withdrawal as a member, they are subject to restrictive covenants prohibiting disclosure of our confidential information, disparaging our business, and, for two years after withdrawal, from competing with our business or soliciting our clients or employees, subject to exceptions for actions taken in the performance of their duties to us or in connection with the investment or management of their or their family’s assets (or assets belonging to other members and their affiliates).
The distributions received by Mses. Bentley and Buchanan in 2024 are set forth in the All Other Compensation column of the Summary Compensation Table above.
In December 2022, Management LLC awarded both Mses. Bentley and Buchanan 300,000 interests in Management LLC that represent the right to receive shares of the Company’s common stock owned by Management LLC, subject to continued employment through May 1, 2025, except in the case of termination of employment due to death or disability, in which case the Management Award Interests remains outstanding, to be settled within 90 days following May 1, 2025 (the “Management Award Interests”). Each of Mses. Bentley and Buchanan elected to defer delivery of their Management Award Interests until May 1, 2030.
Employment Agreements
Michael J. Sacks. On October 26, 2007, GCMLP entered into an employment agreement with Mr. Sacks that was subsequently amended on October 5, 2017 and on August 2, 2020. For purposes of the description of Mr. Sacks’ employment terms on any specified date, we refer to his employment agreement, as amended through such date, as Mr. Sacks’ employment agreement. Mr. Sacks’ employment agreement provides that Mr. Sacks shall serve as Chairman and Chief Executive Officer. The term of Mr. Sacks’ employment under his employment agreement will terminate upon the earliest to occur of the following events: Mr. Sacks’ death or disability (as defined in the employment agreement), termination by GCMLP for cause or without cause following the “sunset date” (each as defined in the employment agreement), or Mr. Sacks’ resignation. Mr. Sacks’ employment agreement provides for an annual base salary of $3,700,000 (applicable beginning January 1, 2020), multiplied by an escalation percentage, which is the product of 100% and a fraction, the numerator of which is the Consumer Price Index - All Urban Consumers and the denominator is such Consumer Price Index on the first day of calendar year 2020. The actual amount of Mr. Sacks’ annual base salary in 2024 was $4,417,800. Mr. Sacks’ employment agreement further provides that Mr. Sacks is eligible to participate in all employee benefit programs, on at least as favorable a basis as any other member of senior management. Mr. Sacks’ employment agreement provides for the utilization of non- commercial air travel services, for personal travel up to an aggregate maximum of $1,500,000 in any one calendar year, multiplied by the escalation percentage described above.
Jonathan R. Levin. On May 9, 2011, GCMLP entered into an employment agreement with Mr. Levin, which was subsequently amended on July 29, 2020. For purposes of the description of Mr. Levin’s employment terms on any specified date, we refer to his employment agreement, as amended through such date, as Mr. Levin’s employment agreement. The initial term of Mr. Levin’s employment agreement was two years but, after such expiration, the agreement automatically remains in place until the earliest to occur of the following events: Mr. Levin’s death or disability (as defined in the employment agreement), termination by GCMLP for cause (as defined in the employment agreement), or with 90 days’ written notice by either party.
Mr. Levin’s employment agreement provided for an initial base salary of $500,000. The actual amount of Mr. Levin’s annual base salary in 2024 was $500,000. Pursuant to the employment agreement, Mr. Levin is eligible to receive a discretionary cash bonus; the amount of Mr. Levin’s discretionary bonus earned was $992,000 in 2024. Mr. Levin’s employment agreement further provides that he is eligible to participate in all employee benefit programs maintained by GCMLP and to basic medical insurance or coverage. Mr. Levin’s employment agreement provides for the utilization of non-commercial air travel services, for personal travel up to an aggregate maximum of $300,000 in any one calendar year, multiplied by the escalation percentage described above.
Frederick E. Pollock. On May 9, 2023, GCMLP entered into a second amended and restated employment agreement with Mr. Pollock. Mr. Pollock’s employment agreement provides that Mr. Pollock shall serve as Managing Director and sole Chief Investment Officer. The agreement automatically remains in place until the earliest to occur of the following events: Mr. Pollock’s death or the date on which Mr. Pollock becomes disabled (as defined in the employment agreement), termination by GCMLP for cause (as defined in the employment agreement), with 90 days’ written notice by either party, or with six months’ written notice by Mr. Pollock pursuant to a six-month notice resignation that would entitle Mr. Pollock to all carried interest awarded to Mr. Pollock on or prior to March 31, 2022 that is not fully vested as of the employment termination date to be deemed 80% vested as of such date.

Mr. Pollock’s employment agreement provides for a base salary of not less than $500,000. The actual amount of Mr. Pollock’s annual base salary in 2024 was $500,000. Pursuant to the employment agreement, Mr. Pollock is entitled to total cash, comprised of his base salary, any annual cash bonus, and distributions from Holdings, for bonus periods in respect of calendar years 2023, 2024, and 2025 in aggregate amounts equal to $4,500,000, $5,000,000, and $6,000,000, respectively, subject to Mr. Pollock’s continued employment through the last day of the bonus period. It is expected that a significant portion of the total cash to which Mr. Pollock is entitled will be derived from distributions from Holdings pursuant to his minimum stated percentage of distributions from that entity. For each bonus period commencing on the period ending on the last day of the bonus period in respect of 2024, Mr. Pollock is eligible for a cash bonus in an amount to be determined in the sole discretion of GCMLP provided that his annual cash bonus for each bonus period in respect of calendar years 2023, 2024, and 2025 is expected to be at least $1,000,000 for each such bonus period. Mr. Pollock’s employment agreement further provides that he is eligible to participate in all employee benefit programs maintained by GCMLP on at least as favorable basis as any other member of senior management.
Under his employment agreement, Mr. Pollock is entitled to be granted 150,000 RSUs in each bonus period in respect of calendar years 2023, 2024, and 2025, which represent the right to receive shares of the Company’s Class A common stock, or cash at the option of GCMG. Each grant of RSUs vest in three equal installments, on the first, second and third anniversary of the date of grant, subject to continued service through each vesting date.
Mr. Pollock’s employment agreement also provides that Mr. Pollock is entitled to receive 10% of the total carried interest associated with programs managed by the Company’s Strategic Investments Group and will also receive 5% of the carried interest associated with the Company’s private markets investment strategies, and not less than 5% of any carried interest or incentive economics associated with newly created specialized funds that pursue absolute return strategies, provided such interests are otherwise awarded to other members of senior management of the Company. For 2024 the amounts Mr. Pollock received are included in the Summary Compensation Table, above.
Pamela Bentley. On December 31, 2020, GCMLP entered into an amended and restated employment agreement with Ms. Bentley, effective as of January 1, 2021. Ms. Bentley’s employment agreement provides that Ms. Bentley shall serve as the Chief Financial Officer of GCMLP for an initial term through October 1, 2022. After such initial term expired, the agreement automatically remains in place until the earliest to occur of the following events: Ms. Bentley’s death or disability (as defined in the employment agreement), termination by GCMLP for cause (as defined in the employment agreement), or with 90 days’ written notice by either party.
Ms. Bentley’s employment agreement provided for an initial base salary of $500,000. The actual amount of Ms. Bentley’s annual base salary in 2024 was $500,000. Pursuant to the employment agreement, Ms. Bentley is eligible to receive a discretionary cash bonus, and for 2024, the amount of Ms. Bentley’s discretionary bonus earned was $368,000. Ms. Bentley’s employment agreement further provides that she is entitled to basic medical insurance or other medical coverage.
Sandra Buchanan. On May 29, 2018, GCMLP entered into an employment agreement with Ms. Buchanan, which was subsequently amended on October 1, 2020. Ms. Buchanan’s employment agreement provides that Ms. Buchanan shall serve as Managing Director, Chief Human Resources Officer. The initial term of Ms. Buchanan’s employment agreement was two years, but, after such initial term expired, the agreement automatically remains in place until the earliest to occur of the following events: Ms. Buchanan’s death or disability (as defined in the employment agreement), termination by GCMLP for cause (as defined in the employment agreement), resignation by Ms. Buchanan for good reason, or with 90 days’ written notice by either party. “good reason” for the purposes of Ms. Buchanan’s employment agreement means: (i) a negative change in executive’s title; (ii) a material diminution of executive’s duties, responsibilities or reporting line; (iii) the relocation of executive’s principal place of employment outside of Chicago, Illinois; and (iv) any material breach by Grosvenor Capital Management L.P. of any material provision of the employment agreement.
Ms. Buchanan’s employment agreement provided for an initial base salary of $500,000. The actual amount of Ms. Buchanan’s annual base salary in 2024 was $500,000. Pursuant to the employment agreement, Ms. Hurse is eligible to receive a discretionary cash bonus, and for 2024, the amount of Ms. Buchanan’s discretionary bonus earned was $302,400. Ms. Buchanan’s employment agreement further provides that she is eligible to participate in all employee benefit programs maintained by GCMLP and to basic medical insurance or coverage.
In connection with the execution of Ms. Buchanan’s employment agreement, Ms. Buchanan was admitted as a member of Management LLC.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding outstanding unvested equity awards held by our NEOs as of December 31, 2024.

		Stock Awards
Name	Grant Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested(1) ($)
Michael J. Sacks	—	—	—
Jonathan R. Levin	3/1/2023	50,000(2)	613,500
	3/1/2024	72,727(3)	892,360
Pamela Bentley	12/15/2022	300,000(4)	3,681,000
	3/1/2023	33,334(2)	409,008
	3/1/2024	48,485(3)	594,911
	10/1/2024	37,792(5)	463,708
Sandra Buchanan	12/15/2022	300,000(4)	3,681,000
	3/1/2023	26,667(2)	327,204
	3/1/2024	38,788(3)	475,929
	10/1/2024	33,396(5)	409,769
Frederick E. Pollock	3/1/2023	50,000(2)	613,500
	3/1/2024	150,000(6)	1,840,500

(1)	The market values of RSUs in this column are based on the closing trading price of $12.27 per share of Class A common stock as of December 31, 2024 listed on the Nasdaq.
(2)	One third of the RSUs vested or vest on each of May 31, 2024, May 31, 2025 and May 31, 2026, subject to continued employment through the applicable vesting date.
(3)	One third of the RSUs vest on each of May 31, 2025, May 31, 2026 and May 31, 2027, subject to continued employment through the applicable vesting date.
(4)
Management Award Interests fully vest on May 1, 2025, subject to continued employment through the applicable vesting date, other than in the case of death or disability, in which case the Management Award Interests will remain outstanding, to be settled within 90 days following May 1, 2025. Mses. Bentley and Buchanan have each elected to defer delivery of the Management Award Interests to May 1, 2030.

(5)	RSUs fully vested on March 1, 2025.
(6)	One third of the RSUs vested or vest on each of March 1, 2025, March 1, 2026 and March 1, 2027, subject to continued employment through the applicable vesting date.

Option Exercises and Stock Vested
The following table reflects RSUs held by our NEOs that vested during fiscal 2024. None of our NEOs have any outstanding stock option awards.

	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized at Vesting ($)(1)
Michael J. Sacks	—	—
Jonathan R. Levin	188,712	2,012,715
Pamela Bentley	111,966	990,910
Sandra Buchanan	98,330	868,304
Frederick E. Pollock	137,197	1,451,716

(1)	The value of RSUs is determined based on the closing trading price of a share of Class A common stock on the applicable vesting date.
Non-qualified Deferred Compensation Plan
The following table sets forth information with respect to the deferral of the compensation to our NEOs pursuant to the Deferred Compensation Plan during fiscal 2024.

Name	Aggregate Earnings in 2024 ($)(1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at 2024 ($)(2)
Michael J. Sacks	—	—	—
Jonathan R. Levin	9,917	43,923	280,654
Pamela Bentley	—	—	—
Sandra Buchanan	13,223	58,564	374,205
Frederick E. Pollock	—	—	—

(1)	Represents award adjustment for calendar year 2024.
(2)	Includes vested and unvested amounts.
Potential Payments upon Termination
None of our NEOs is entitled to payments or other benefits in connection with a change in control.
Mr. Sacks. Upon Mr. Sacks’ resignation from GCMLP or his termination without cause following the “sunset date” (as defined in his employment agreement), Mr. Sacks will receive a separation payment in the amount of 25% of his compensation at the time of such termination for the one-year period commencing on the fifteenth day of the first month following such termination. Mr. Sacks will be available to cooperate with GCMLP from to time. Mr. Sacks will also be entitled to an additional $1,500/hour rate if he works more than forty hours per month during the one year period. Upon Mr. Sacks’ termination of employment by reason of his death or disability, Mr. Sacks (or his estate, as applicable), will be entitled to 12 months’ continuation of his annual base salary at the time of such termination, payable in accordance with GCMLP’s normal payroll practices. Mr. Sacks’ employment agreement includes confidentiality and assignment of intellectual property provisions, as well as two year post-termination non-competition, noninterference and non-solicitation of employees provisions, subject to exceptions set forth in the agreement.
Mr. Levin. Upon Mr. Levin’s termination from GCMLP other than (i) for cause or (ii) due to his death or disability, Mr. Levin will receive a separation payment in the amount of $375,000 for the one-year period following such termination. Mr. Levin will be available to cooperate with GCMLP from time to time. Mr. Levin will also be entitled to an additional $200/hour rate if he works more than forty hours during a particular month. Mr. Levin’s employment agreement includes certain restrictive covenants, including confidentiality, perpetual non-disparagement in favor of GCMLP and assignment of intellectual property provisions, as well as a one year post-termination non-competition and a two year post-termination noninterference and non-solicitation of employees, clients and marketing agents provisions, subject to exceptions set forth in the agreement. If Mr. Levin materially violates any of these restrictive covenants, GCMLP may cease paying any unpaid installments of the separation payment.

Mr. Pollock. Upon Mr. Pollock’s termination from GCMLP other than (i) for cause or (ii) due to his death or disability, Mr. Pollock will receive separation payments in the amount of $250,000 per year for the two-year period following such termination. In addition, if Mr. Pollock provides a six-month notice resignation, then all carried interest awarded to Mr. Pollock on or prior to March 31, 2022 that is not fully vested as of the termination date shall be deemed 80% vested as of such date. Mr. Pollock’s employment agreement includes certain restrictive covenants, including confidentiality, perpetual non-disparagement in favor of GCMLP and assignment of intellectual property provisions, as well as two-year post-termination non-competition, noninterference and non-solicitation of employees, clients and marketing agents provisions, subject to exceptions set forth in the agreement. If Mr. Pollock materially violates any of these restrictive covenants GCMLP may cease paying any unpaid installments of the separation payment. Mr. Pollock’s entitlement to receive the separation payment is conditioned upon his execution and non-revocation of a separation agreement that includes a general release of claims in the form then in use by GCMLP.
Ms. Bentley. Upon Ms. Bentley’s termination from GCMLP other than (i) for cause or (ii) due to her death or disability, Ms. Bentley will receive (a) separation payments in the form of salary continuation payments at the rate of $200,000 and (b) reimbursement of continuation group health insurance premiums for GCMLP’s group health insurance coverage, in each case during the 12-month period following her termination date. Ms. Bentley’s employment agreement includes certain restrictive covenants, including confidentiality, perpetual non-disparagement in favor of GCMLP and assignment of intellectual property provisions, as well as one-year post-termination non-competition and two-year post-termination noninterference and non-solicitation of employees, clients and marketing agents provisions, subject to exceptions set forth in the agreement. If Ms. Bentley materially violates any of these restrictive covenants GCMLP may cease paying any unpaid installments of the separation payment and the post-termination insurance benefits. Ms. Bentley’s entitlement to receive the separation payment is conditioned upon her execution and non-revocation of a separation agreement that includes a general release of claims in the form then in use by GCMLP.
Ms. Buchanan. Upon Ms. Buchanan’s termination from GCMLP other than (i) for cause or (ii) due to her death or disability, Ms. Buchanan will continue to engage with GCMLP for a one-year period as a consultant in exchange for a consulting fee at the annual rate of $500,000. Ms. Buchanan’s employment agreement includes certain restrictive covenants, including confidentiality, perpetual non-disparagement in favor of GCMLP and assignment of intellectual property provisions, as well as one-year post-termination non-competition, noninterference and non-solicitation of employees, clients and marketing agents provisions, subject to exceptions set forth in the agreement. If Ms. Buchanan materially violates any of these restrictive covenants GCMLP may cease paying any unpaid installments of the separation payment. Ms. Buchanan’s entitlement to receive the consulting fee is conditioned upon her execution and non-revocation of a separation agreement that includes a general release of claims in the form then in use by GCMLP.
Equity Compensation
In the event of a termination of employment by reason of death or disability, unvested RSUs will be automatically become vested and payment with respect to those RSUs would generally occur within 30-days following such termination. Upon a termination of employment for “cause” all outstanding RSUs, whether vested or unvested will be forfeited and will be subject to a repayment obligation as set forth in our clawback policy. Upon a termination of employment for any other reason, any unvested RSUs will automatically be forfeited.
Carried Interest Plan. In the event of a participating officer’s termination without “cause” (as defined in the applicable governing documents) or resignation, the participating officer will forfeit such officer’s unvested carried interest sharing percentage, and such officer will only participate in future distributions of carried interest based on a carried interest sharing percentage that has been reduced to reflect the relevant forfeiture; provided, that, in connection with Mr. Pollock’s employment agreement described above, in the event Mr. Pollock provides six months’ written notice of his resignation, all unvested carried interest awarded to Mr. Pollock on or prior to March 31, 2022 that is not fully vested as of the termination date will be deemed 80% vested as of such termination date. If a participating officer is terminated for “cause” or otherwise triggers a forfeiture event under the applicable governing documents, such officer will forfeit such officer’s entitlement to any future distributions of carried interest and all such officer’s carried interest sharing percentages shall be reduced to zero. Upon a participating officer’s death or “disability” (as defined in the applicable governing documents), such officer (or such officer’s estate) shall continue to participate in carried interest distributions without any adjustment to such officer’s carried interest sharing percentages.
Deferred Compensation Plan. Upon termination of employment for any reason other than for “cause” (as defined in the plan), the unvested portion of an outstanding award is forfeited. The vested portion will continue to be paid in accordance with the provisions of the plan. Upon a termination for cause or due to the employee’s willful breach of the plan and award agreement under the plan, employee handbooks or other agreements with GCMLP, Holdings and their affiliates, all awards, vested and unvested, are immediately forfeited.
Management Award Interests. With respect to the Management Award Interests granted to Mses. Bentley and Buchanan, upon death or disability, the unvested interests would remain outstanding, but would be settled pursuant to their terms, within 90 days following May 1, 2025.
Quantification of Potential Payments upon Termination or Change in Control
The following table lists the estimated amounts that would have been payable to our named executive officers under their employment arrangements and outstanding equity awards in connection with a termination that occurred on the last day of our last completed fiscal year and the value of any additional equity that would vest upon such termination, assuming that the applicable triggering event occurred on December 31, 2024, and that the price per share was $12.27, which was the closing price per share of GCMG Class A common stock listed on the Nasdaq on the last trading day of the year. Carried interest is paid based on the price at which Grosvenor funds are able to sell or otherwise realize value from their investments; it is inherently uncertain and any yet unrealized carried interest amounts may not be paid for several years after carried interest is fully vested, if at all. Because of this uncertainty we do not provide a calculation of carried interest payment amounts that would be payable following the NEO’s termination on December 31, 2024.

Name	Reason for Employment Termination	Estimated Value of Cash Payments ($)	Estimated Value of Equity Acceleration ($)
Michael J. Sacks	Resignation	1,104,450	—
	Death/Disability	4,417,800	—
Jonathan R. Levin	Without Cause/Resignation	375,000	—
	Death/Disability	—	1,505,860
Pamela Bentley	Without Cause/Resignation	241,043	—
	Death/Disability	—	5,148,627
Sandra Buchanan	Without Cause/Resignation	500,000	—
	Death/Disability	—	4,893,902
Frederick E. Pollock	Without Cause/Resignation	500,000	—
	Death/Disability	—	2,454,000

Policies and Practices Related to the Timing of Grants of Certain Equity Awards
It is the Company’s practice for our Board to approve ordinary course annual equity grants through the year after discussions with management. At this time, we do not currently anticipate granting stock options to any of our NEOs. The Company does not schedule its equity grants in anticipation of the release of material, non-public information, nor does the Company time the release of material non-public information based on equity grant dates.
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we determined that the 2024 total compensation of the median compensated employee among all our employees who were employed as of December 31, 2024, other than Mr. Sacks, our Chief Executive Officer, was $202,083; Mr. Sacks’ 2024 total compensation was $5,470,026; and the ratio of these amounts was approximately 1-to-27.
We identified the median employee using data as of December 31, 2024 by examining base salary, annual cash bonus and value of equity awards for fiscal year 2024 for all employees, excluding our Chief Executive Officer, who were employed by us on December 31, 2024. We included all employees, whether employed on a full-time, part-time, seasonal or temporary basis. We did not make any material assumptions, adjustments or estimates with respect to total compensation, other than, consistent with applicable SEC rules, reasonable estimates in the methodology used for non-U.S. employees. We annualized the compensation for all employees hired during 2024. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we used for determining the Chief Executive Officer’s compensation shown in the Summary Compensation Table. Because the SEC rules for identifying the median employee and calculating the pay ratio under Item 402(u) of Regulation S-K allow companies to use different methodologies, exemptions, estimates and assumptions, the ratio may or may not be comparable to pay ratios presented by other companies.

Pay Versus Performance
The following table and related disclosures provide information about the relationship between compensation actually paid to our NEOs and certain financial performance metrics of the Company pursuant to an SEC-prescribed methodology, which is different from the SEC-prescribed methodology required for the Summary Compensation Table and related disclosures.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(1)(3)	Value of Initial $100 Investment Based On:		Net Income (Thousands $)	Fee-Related Earnings (Thousands $)(5)
					Total Shareholder Return	Peer Group Total Shareholder Return(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$5,470,026	$5,470,026	$3,726,697	$6,202,024	$110	$175	$18,695	$166,351
2023	$5,859,411	$5,859,411	$22,451,027(2)	$23,067,310(2)	$77	$135	$12,774	$139,942
2022	$5,395,574	$5,395,574	$7,155,851	$6,605,397	$62	$121	$19,820	$128,513
2021	$4,572,214	$4,572,214	$11,793,807	$10,997,623	$81	$135	$21,482	$120,401

(1)
Our Principal Executive Officer (“PEO”) for fiscal years 2021-2024 is Mr. Sacks. The Non-PEO NEOs reflected in columns (d) and (e) are Mr. Levin (2021-2024), Ms. Bentley (2021-2024), Ms. Buchanan (2021-2024), and Mr. Pollock (2021-2024).

(2)
Excluding the impact of the modification related to the Amended Holdings Award Interests in 2023, the Average Summary Compensation Table Total for Non-PEO NEOs would be $3,578,527, and the Average Compensation Actually Paid to Non-PEO NEOs would be $4,086,731. The Amended Holdings Award Interests do not dilute the Class A common stockholders or impact net cash flows of the Company. Prior to their modification, the Amended Holdings Award Interests were not accounted for as equity awards and therefore there were no valuation assumptions disclosed on the grant date of such awards.

(3)
The following amounts were deducted from / added to Summary Compensation Table (“SCT”) total compensation in accordance with the SEC-mandated adjustments to calculate Compensation Actually Paid (“CAP”) to our PEO and average CAP to our Non-PEO NEOs for 2021, 2022, 2023 and 2024.

Reconciliation of SCT Total Compensation to CAP for PEO
Fiscal Year	2024	2023	2022	2021
SCT Total	$5,470,026	$5,859,411	$5,395,574	$4,572,214
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	$0	$0	$0	$0
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	$0	$0	$0	$0
± Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	$0	$0	$0	$0
+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0	$0
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$0	$0	$0	$0
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0	$0
+ Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	$0	$0	$0	$0
Compensation Actually Paid	$5,470,026	$5,859,411	$5,395,574	$4,572,214

Reconciliation of Average SCT Total Compensation to Average CAP for Non-PEONEOs
Fiscal Year	2024	2023(a)	2022	2021
SCT Total	$3,726,697	$22,451,027	$7,155,851	$11,793,807
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	($1,547,227)	($20,211,097)	($1,702,736)	($5,150,800)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	$1,169,294	$3,205,508	$1,420,195	$2,677,500
± Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	$692,869	$276,406	($380,516)	$0
+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$747,590	$17,155,068	$92,403	$1,608,266
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$1,350,081	$100,338	($51,800)	$0
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0	$0
+ Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	$62,720	$90,061	$72,000	$68,850
Compensation Actually Paid	$6,202,024	$23,067,310(a)	$6,605,397	$10,997,623

(a)	Amounts included with respect to the Amended Holdings Award Interests in 2023 are based on the incremental expense associated with such awards and reflected in our financial statements in 2023.
(b)
Excluding the impact of the modification related to the Amended Holdings Award Interests in 2023, the Average Compensation Actually Paid for Non-PEO NEOs would be $4,086,731. The Amended Holdings Award Interests do not dilute the Class A common stockholders or impact net cash flows of the Company.

(4)	The Peer Group for which Total Shareholder Return is provided in column (g) for each listed fiscal year is the S&P Composite 1500 Financials index.
(5)
Our company-selected measure is Fee-Related Earnings. Fee-Related Earnings is described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Fee-Related Revenue and Fee Related Earnings” in our Annual Report on Form 10-K. For a reconciliation of non-GAAP measures to the corresponding GAAP measures, please see Appendix A: Reconciliation of Non-GAAP Measures.

Description of the Relationship Between Pay and Performance
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between the information presented in the table above.
Compensation Actually Paid and Total Shareholder Return
The Company’s Total Shareholder Return was $110, $77, $62 and $81 for the years ended December 31, 2024, 2023, 2022 and 2021, respectively. The PEO’s CAP was $5,470,026, $5,859,411, $5,395,574 and $4,572,214 for the years ended December 31, 2024, 2023, 2022 and 2021, respectively. The Company’s non-PEO NEOs CAP was $6,202,024, $23,067,310 ($4,086,731 excluding the impact of the modification related to the Amended Holdings Award Interests in 2023), $6,605,397 and $10,997,623 for the years ended December 31, 2024, 2023, 2022 and 2021, respectively. The Company’s Total Shareholder Return increased from 2023 to 2024, while over the same year the CAP to the Company’s PEO decreased and the CAP to the non-PEO NEOs decreased. The Company’s Total Shareholder Return increased from 2022 to 2023, while over the same year the CAP to the Company’s PEO increased, and the CAP to the non-PEO NEOs increased (decreased when excluding the impact of the modification related to the Amended Holdings Award Interests in 2023). The Company’s Total Shareholder Return decreased from 2021 to 2022, while over the same year the CAP to the Company’s PEO increased, and the CAP to the non-PEO NEOs decreased.
Compensation Actually Paid and Peer Group Total Shareholder Return
The Company’s Total Shareholder Return was $110, $77, $62 and $81 for the years ended December 31, 2024, 2023, 2022 and 2021, respectively, and the Company’s Peer Group Total Shareholder Return was $175, $135, $121 and $135 for the years ended December 31, 2024, 2023, 2022 and 2021, respectively. The PEO’s CAP was $5,470,026, $5,859,411, $5,395,574 and $4,572,214 for the years ended December 31, 2024, 2023, 2022 and 2021, respectively. The Company’s non-PEO NEOs CAP was $6,202,024, $23,067,310 ($4,086,731 excluding the impact of the modification related to the Amended Holdings Award Interests in 2023), $6,605,397 and $10,997,623 for the years ended December 31, 2024, 2023, 2022 and 2021, respectively. The Company’s Peer Group Total Shareholder Return

increased from 2023 to 2024, while over the same year the CAP to the Company’s PEO decreased, and the CAP to the non-PEO NEOs decreased. The Company’s Peer Group Total Shareholder Return increased from 2022 to 2023, while over the same year the CAP to the Company’s PEO increased, and the CAP to the non-PEO NEOs increased (decreased when excluding the impact of the modification related to the Amended Holdings Award Interests in 2023). The Company’s Peer Group Total Shareholder Return decreased from 2021 to 2022, while over the same year the CAP to the Company’s PEO increased, and the CAP to the non-PEO NEOs decreased.
Compensation Actually Paid and Net Income
The Company’s net income was $18.7 million, $12.8 million, $19.8 million and $21.5 million for the years ended December 31, 2024, 2023, 2022 and 2021, respectively. The PEO’s CAP was $5,470,026, $5,859,411, $5,395,574 and $4,572,214 for the years ended December 31, 2024, 2023, 2022 and 2021, respectively. The Company’s non-PEO NEOs CAP was $6,202,024, $23,067,310 ($4,086,731 excluding the impact of the modification related to the Amended Holdings Award Interests in 2023), $6,605,397 and $10,997,623 for the years ended December 31, 2024, 2023, 2022 and 2021, respectively. The Company’s net income increased from 2023 to 2024, while over the same year the CAP to the Company’s PEO decreased, and the CAP to the non-PEO NEOs decreased. The Company’s net income decreased from 2022 to 2023, while over the same year the CAP to the Company’s PEO increased, and the CAP to the non-PEO NEOs increased (decreased when excluding the impact of the modification related to the Amended Holdings Award Interests in 2023). The Company’s net income decreased from 2021 to 2022, while over the same year the CAP to the Company’s PEO increased, and the CAP to the non-PEO NEOs decreased.
Compensation Actually Paid and Fee Related Earnings
The Company’s Fee-Related Earnings was $166.4 million, $139.9 million, $128.5 million and $120.4 million for the years ended December 31, 2024, 2023, 2022 and 2021, respectively. The PEO’s CAP was $5,470,026, $5,859,411, $5,395,574 and $4,572,214 for the years ended December 31, 2024, 2023, 2022 and 2021, respectively. The Company’s non-PEO NEOs CAP was $6,202,024, $23,067,310 ($4,086,731 excluding the impact of the modification related to the Amended Holdings Award Interests in 2023), $6,605,397 and $10,997,623 for the years ended December 31, 2024, 2023, 2022 and 2021, respectively. The Company’s Fee-Related Earnings increased from 2023 to 2024, while over the same year the CAP to the Company’s PEO decreased, and the CAP to the non-PEO NEOs decreased. The Company’s Fee-Related Earnings increased from 2022 to 2023, while over the same year the CAP to the Company’s PEO increased, and the CAP to the non-PEO NEOs increased (decreased when excluding the impact of the modification related to the Amended Holdings Award Interests in 2023). The Company’s Fee-Related Earnings increased from 2021 to 2022, while over the same year the CAP to the Company’s PEO increased, and the CAP to the non-PEO NEOs decreased.
Most Important Financial Performance Measures for Fiscal Year 2024
As described further under “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects our performance-based compensation culture. Although the compensation paid to our executives (other than Mr. Sacks) is heavily weighted in favor of equity and carried interest awards to create a direct link between the compensation realized by our NEOs and the interests of our shareholders and our clients, annual bonus awards are made taking into account a number of financial and non-financial performance measures to link executive compensation actually paid for fiscal 2024 to the Company’s performance, and the size of our bonus pool for bonus-eligible employees is determined by our operating results and the amount of incentive fee revenue recognized during the fiscal year. For fiscal 2024, Mr. Sacks was compensated for his services primarily through receipt of base salary and therefore, the CAP to Mr. Sacks was not significantly impacted by financial performance measures. Accordingly, the following are the financial performance measures considered by the Company to link CAP of our NEOs (other than Mr. Sacks) for fiscal 2024 to Company performance:
•	Fee-Related Earnings
•	Adjusted EBITDA
•	Adjusted Net Income
•	Fee-Paying Assets Under Management
•	Fund Performance

DIRECTOR COMPENSATION
The following table sets forth compensation paid to our non-employee directors for our fiscal year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Angela Blanton	—	235,019	235,019
Francesca Cornelli	117,500	117,516	235,016
Stephen Malkin	—	200,001	200,001
Blythe Masters	—	285,021	285,021
Samuel C. Scott III	—	235,019	235,019

(1)
Represents the aggregate grant-date fair value of the restricted stock units granted in 2024, computed in accordance with U.S. GAAP pertaining to equity-based compensation. For additional information regarding the determination of grant-date fair value see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. The restricted stock units are fully vested at the time of grant. For fiscal year 2024, the non-employee director elected to receive their quarterly cash compensation in the form of deferred restricted stock units. As of December 31, 2024, Ms. Blanton had 86,883 restricted stock units outstanding; Ms. Cornelli had 11,041 restricted stock units outstanding; Mr. Malkin had 76,039 restricted stock units outstanding, Ms. Masters had 36,779 restricted stock units outstanding and Mr. Scott had 86,883 restricted stock units outstanding.

Our policy is to not pay director compensation to directors who are also our employees. Our Board has approved the GCM Grosvenor Inc. Non-Employee Director Compensation Policy, which provides for cash and equity-based compensation to those members of our Board who are not employees of us or any of our parents or subsidiaries. Under the policy for the fiscal year 2024, each non-employee director received an annual director fee of $200,000 as well as additional committee membership/chair fees, as follows: (i) annual fee of $50,000 for service as the chair of our audit committee, (ii) annual fee of $35,000 for service on our audit committee (such that the audit committee chair receives $85,000 in total), (iii) $15,000 for service on any other committee, and (iv) additional $30,000 fee to the chair of any other committee. Under the policy beginning April 1, 2025, the annual director fee is $250,000, the annual fee for service as the chair of our audit committee is $60,000 and the annual fee for service on our audit committee is $45,000 (such that the audit committee chair receives $105,000 total audit committee fees). The fees are earned on a quarterly basis and paid in arrears. They are pro-rated in the event service is for a portion of the quarter. The non-employee directors are eligible to elect to receive director fees in the form of fully vested shares of Class A common stock in lieu of cash, or all or a portion of his or her cash fee in the form of deferred restricted stock units, which will be delivered, at the option of the director, on the earlier of (1) the day immediately preceding the date of the first annual meeting of the Company’s stockholders that is at least 50 weeks from the date of grant, or (2) the first anniversary of the date of grant, the director’s cessation of service due to death or disability (as determined in good faith by the Board), the director’s continued service through the date of a change of control of the Company, the date of the director’s separation of service, or any later fixed date that is permitted by the Company and that complies with Section 409A of the Internal Revenue Code.
Each non-employee director also receives an initial award of 10,000 restricted stock units, which vests in full on the first anniversary of the non-employee director’s start date, subject to the non-employee director continuing in service through such date. The restricted stock units will accelerate and become fully vested in the event of a Change of Control (as defined in the Amended and Restated Incentive Award Plan) or the directors’ termination of service due to death or disability. The policy may be amended, modified or terminated by the Board at any time in its sole discretion.
Compensation Committee Interlocks and Insider Participation
As a controlled company, we do not have a compensation committee of the Board, or a committee performing equivalent functions. Michael J. Sacks, our Chief Executive Officer, and Jonathan R. Levin, our President, participated in our Board’s deliberations regarding executive officer compensation during the year ended December 31, 2024.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information on our equity compensation plans as of December 31, 2024:

Plan Category:	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	4,929,609(2)	$—	15,186,173
Equity compensation plans not approved by security holders	—	—	—
Total	4,929,609	$—	15,186,173

(1)	Consists of the Amended and Restated Incentive Award Plan.
(2)	Consists of outstanding restricted stock units under the Amended and Restated Incentive Award Plan as of December 31, 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our voting shares by:
•	each person who is known to be the beneficial owner of more than 5% of our voting shares;
•	each of our executive officers and directors; and
•	all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
Our authorized common stock consists of Class A common stock, Class B common stock and Class C common stock. Holders of Class B common stock are not entitled to any voting rights on matters submitted to stockholders for a vote.
Beneficial ownership of shares of our common stock is based on 45,238,976 shares of Class A common stock and 144,235,246 shares of Class C common stock issued and outstanding as of April 9, 2025. There were no shares of Class B common stock outstanding as of April 9, 2025.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting shares beneficially owned by them. Except as set forth below, to our knowledge, none of our shares of common stock beneficially owned by any executive officer or director have been pledged as security.

Name and Address of Beneficial Owner(1)	Class A Common Stock		Class C Common Stock		Combined Voting Power (%)(2)
	Number	%	Number	%
Five Percent Holders:
CF Investors(3)	8,251,535	18.2%	—	—	4.6%
Ameriprise Financial, Inc.(4)	5,900,466	13.0%	—	—	3.3%
Ariel Investments, LLC(5)	4,442,113	9.8%	—	—	2.5%
The Vanguard Group(6)	4,111,757	9.1%	—	—	2.3%
LMR Partners LLP(7)	3,383,794	7.5%	—	—	1.9%
Royce & Associates, LP(8)	3,350,674	7.4%	—	—	1.9%
Wasatch Advisors LP(9)	3,186,987	7.0%	—	—	1.8%
BlackRock, Inc.(10)	3,096,353	6.8%	—	—	1.7%
Massachusetts Financial Services Company(11)	2,485,933	5.5%	—	—	1.4%
Mizuho Financial Group, Inc.(12)	2,430,700	5.4%	—	—	1.3%
Directors and Executive Officers:
Michael J. Sacks(13)	145,135,246	76.2%	144,235,246	100%	74.9%
Jonathan R. Levin(14)	566,933	1.2%	—	—	*
Frederick E. Pollock(15)	678,914	1.5%	—	—	*
Pamela Bentley(16)	98,045	*	—	—	*
Sandra Buchanan (17)	60,764	*	—	—	*
Angela Blanton(18)	13,902	*	—	—	*
Francesca Cornelli(19)	30,709	*	—	—	*
David A. Helfand	—	—	—	—	—
Stephen Malkin(20)	—	—	—	—	—
Samuel C. Scott III(21)	13,902	*	—	—	*
All directors and executive officers, as a group (10 individuals)(22)	146,598,415	76.4%	144,235,246	100%	75.7%

*	Represents less than 1%
(1)	Unless otherwise noted, the business address of each of those listed in the table above is c/o GCM Grosvenor, 900 North Michigan Avenue, Suite 1100, Chicago, IL 60611.
(2)	Percentage of combined voting power represents voting power with respect to all shares of Class A common stock and Class C common stock, voting together as a single class. Each holder of Class A common stock is entitled to one vote per share, and each holder of Class C common stock is entitled to the lesser of (i) 10 votes per share and (ii) the Class C Share Voting Amount on all matters submitted to stockholders for their vote or approval. From and after the Sunset Date, holders of Class C Common Stock will be entitled to one vote per share. Class C common stock does not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with Class A common stock.
(3)
Pursuant to a Schedule 13G filed with the SEC on December 14, 2020 by CF Finance Holdings LLC (“CF Holdings”). Includes (i) 3,500,000 shares of Class A common stock held by CF GCM Investor, LLC (the “CF Investor”, and together with CF Holdings, the “CF Investors”), (ii) 2,951,535 shares of Class A common stock held by CF Holdings, (iii) 1,500,000 shares of Class A common stock underlying warrants held by the CF Investor and (iv) 300,000 shares of Class A common stock underlying warrants held by CF Holdings. Cantor Fitzgerald, L.P. (“Cantor”) is the sole member of each of the CF Investors. CF Group Management, Inc. (“CFGM”) is the managing general partner of Cantor. Pursuant to the Schedule 13G filed with the SEC on December 14, 2020 by CF Holdings, each of Cantor, CFGM and Mr. Howard Lutnick may be deemed to have beneficial ownership of the securities directly held by the CF Investors. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Amounts include a total of 1,800,000 shares of Class A common stock that may be acquired upon exercise of warrants exercisable within 60 days. The business address for the entities and individual discussed in this footnote is 110 East 59th Street, New York, NY 10022.

(4)
Pursuant to a Schedule 13G/A filed with the SEC on February 14, 2025 by Ameriprise Financial, Inc. Ameriprise Financial, Inc. reported shared voting and dispositive power over 5,900,466 shares of Class A common stock. Columbia Management Investment Advisers, LLC reported shared voting and dispositive power over 5,892,934 shares of Class A common stock. Columbia Wanger Asset Management, LLC reported shared voting and dispositive power over 5,880,379 shares of Class A common stock. Columbia Acorn Fund reported sole voting and shared dispositive power over 4,944,660 shares of Class A common stock. Each of Ameriprise Financial, Inc., Columbia Management Investment Advisers, LLC, and Columbia Wanger Asset Management, LLC disclaims beneficial ownership of any shares reported. The address of Ameriprise Financial, Inc. is 145 Ameriprise Financial Center, Minneapolis, MN 55474.

(5)
Pursuant to a Schedule 13G filed with the SEC on February 14, 2024 by Ariel Investments, LLC. Ariel Investments LLC reported sole dispositive power over 4,442,113 shares of Class A common stock and sole voting power over 3,663,670 shares of Class A common stock. The address of Ariel Investments, LLC is 200 E. Randolph Street, Suite 2900, Chicago, IL 60601.

(6)
Pursuant to a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group. The Vanguard Group reported sole dispositive power over 4,111,757 shares of Class A common stock, shared voting power over 62,199 shares of Class A common stock and shared dispositive power over 78,733 shares of Class A common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(7)
Pursuant to a Schedule 13G filed with the SEC on January 14, 2025 by LMR Partners LLP. LMR Partners LLP reported shared voting and shared dispositive power over 3,383,794 shares of Class A common stock. LMR Partners Ltd reported shared voting and shared dispositive power over 3,383,794 shares of Class A common stock. LMR Partners LLC reported shared voting and shared dispositive power over 3,383,794 shares of Class A common stock. LMR Partners AG reported shared voting and shared dispositive power over 3,383,794 shares of Class A common stock. LMR Partners (DIFC) Ltd reported shared voting and shared dispositive power over 3,383,794 shares of Class A common stock. LMR Partners (Ireland) Limited reported shared voting and shared dispositive power over 3,383,794 shares of Class A common stock. Ben Levine reported shared voting and shared dispositive power over 3,383,794 shares of Class A common stock. Stefan Renold reported shared voting and shared dispositive power over 3,383,794 shares of Class A common stock. The address of LMR Partners LLP is 9th Floor, Devonshire House, 1 Mayfair Place, London, W1J 8AJ, United Kingdom.

(8)
Pursuant to a Schedule 13G/A filed with the SEC on January 28, 2025 by Royce & Associates, LP. Royce & Associates, LP reported sole voting and dispositive power over shares of Class A Common Stock. The address of Royce & Associates, LP is 745 Fifth Avenue, New York, NY 10151.

(9)
Pursuant to a Schedule 13G filed with the SEC on November 14, 2024 by Wasatch Advisors. Wasatch Advisors reported sole voting and dispositive power over 3,186,987 shares of Class A common stock. The address of Wasatch Advisors is 505 Wakara Way, Salt Lake City, UT 84108.

(10)
Pursuant to a Schedule 13G/A filed with the SEC on January 26, 2024 by BlackRock, Inc. BlackRock, Inc. reported sole dispositive power over 3,096,353 shares of Class A common stock and sole voting power over 3,066,340 shares of Class A common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(11)
Pursuant to a Schedule 13G/A filed with the SEC on November 12, 2024 by Massachusetts Financial Services Company. Massachusetts Financial Services Company reported sole voting and dispositive power over 2,485,933 shares of Class A common stock. The address of Massachusetts Financial Services Company is 111 Huntington Avenue, Boston, MA 02199.

(12)
Pursuant to a Schedule 13G filed with the SEC on February 13, 2024 by Mizuho Financial Group, Inc. Mizuho Financial Group, Inc. reported sole dispositive and voting power over 2,430,700 shares of Class A common stock. Mizuho Financial Group, Inc., Mizuho Bank, Ltd. and Mizuho Americas LLC may be deemed to be indirect beneficial owners of said equity securities directly held by Mizuho Securities USA LLC which is their wholly-owned subsidiary. The address of Mizuho Financial Group, Inc. is 1–5–5, Otemachi, Chiyoda–ku, Tokyo 100–8176, Japan.

(13)
Pursuant to a Schedule 13G/A filed with the SEC on February 9, 2024 by Michael Sacks, Grosvenor Holdings, L.L.C., Grosvenor Holdings II, L.L.C., GCM Grosvenor Management, LLC, GCM Progress LL and GCM Progress Subsidiary LLC, Mr. Sacks reported shared voting power and shared dispositive power over 145,135,246 shares of Class A common stock, Grosvenor Holdings, L.L.C. reported shared voting power and shared dispositive power over 134,858,026 shares of Class A common stock, Grosvenor Holdings II, L.L.C. reported shared voting power and shared dispositive power over 3,226,977 shares of Class A common stock, GCM Grosvenor Management, LLC reported shared voting power and shared dispositive power over 7,050,243 shares of Class A common stock, GCM Progress LLC reported shared voting power and shared dispositive power of 90,155,396 shares of Class A common stock and GCM Progress Subsidiary LLC reported shared voting power and shared dispositive power over 90,155,396 shares of Class A common stock. Includes 3,226,977 common units of Grosvenor Capital Management Holdings, LLLP (“common units”) held by Grosvenor Holdings II, L.L.C., 7,050,243 common units held by GCM Grosvenor Management, LLC, 90,155,396 common units held by GCM Progress Subsidiary LLC and 43,802,630 common units and 900,000 shares of Class A common stock issuable upon the exercise of warrants held by Grosvenor Holdings, L.L.C. Grosvenor Holdings, L.L.C., Grosvenor Holdings II, L.L.C., GCM Grosvenor Management, LLC and GCM Progress Subsidiary LLC have executed a pledge agreement with the lenders of the Senior Loan, pursuant to which Grosvenor Holdings, L.L.C. has pledged 43,802,630 common units, Grosvenor Holdings II, L.L.C. has pledged 3,226,977 common units, GCM Grosvenor

Management, LLC has pledged 7,050,243 common units and GCM Progress Subsidiary has pledged 90,155,396 common units to secure the obligations under the Senior Loan as collateral against the repayment of the senior secured notes. The Pledge Agreement will remain in effect until such time as all obligations relating to the Senior Loans have been fulfilled. Mr. Sacks is the ultimate managing member of each of Grosvenor Holdings, L.L.C., Grosvenor Holdings II, L.L.C., GCM Grosvenor Management LLC, GCM Progress LLC and GCM Progress Subsidiary LLC and as a result may be deemed to share beneficial ownership of the securities held by the reporting persons.
(14)	Includes 49,242 restricted stock units that will vest on May 31, 2025.
(15)	Includes 25,000 restricted stock units that will vest on May 31, 2025.
(16)
Includes 32,829 restricted stock units that will vest on May 31, 2025. Does not include 300,000 Management Award Interests that will vest on May 1, 2025 and will be delivered at a later date pursuant to Ms. Bentley’s election.

(17)
Includes 26,262 restricted stock units that will vest on May 31, 2025. Does not include 300,000 Management Award Interests that will vest on May 1, 2025 and will be delivered at a later date pursuant to Ms. Buchanan’s election.

(18)	Does not include 91,324 restricted stock units that are fully vested and will be delivered at later dates pursuant to Ms. Blanton’s elections.
(19)	Does not include 12,441 restricted stock units that are fully vested and will be delivered at later dates pursuant to Dr. Cornelli’s elections.
(20)	Does not include 79,819 restricted stock units that are fully vested and will be delivered at a later date pursuant to Mr. Malkin’s elections.
(21)	Does not include 91,324 restricted stock units that are fully vested and will be delivered at a later date pursuant to Mr. Scott’s elections.
(22)
Does not include (i) an aggregate of 274,908 restricted stock units that are fully vested or (ii) an aggregate of 600,000 Management Award Interests that will vest on May 1, 2025, and in each case are to be delivered after April 9, 2025 pursuant to the applicable recipient’s elections.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our Board recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). We have a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. Under the policy, our legal team is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. In addition, any potential related person transaction that is proposed to be entered into by the Company must be reported to the Company’s General Counsel, by both the related person and the person at the Company responsible for such potential related person transaction.
If our legal team determines that a transaction or relationship is a related person transaction requiring compliance with the policy, our General Counsel is required to present to the Audit Committee all relevant facts and circumstances relating to the related person transaction. Our Audit Committee must review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party and the extent of the related person's interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the Audit Committee's approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee, subject to ratification of the transaction by the Audit Committee at the Audit Committee's next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then upon such recognition the transaction will be presented to the Audit Committee for ratification at the Audit Committee's next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction.
Our management will update the Audit Committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director may participate in approval of a related person transaction for which he or she is a related person.
The following are certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding common stock, or any member of the immediate family of any of the foregoing persons, since January 1, 2024, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation.”
Insurance Broker
GCM Grosvenor utilizes the services of an insurance broker (the “Broker”) to procure insurance coverage, including its general commercial package policy, health, workers’ compensation and professional and management liability coverage for its directors and officers. Mr. Malkin, including his immediate family members, has an economic interest in the Broker totaling approximately 35%, an immediate family member of Mr. Helfand’s wife has an economic interest in the Broker totaling approximately 20% and Mr. Sacks’ brother serves as an executive officer of the Broker. During the year ended December 31, 2024, the Broker received commission payments in respect of the GCM Grosvenor insurance coverage in the amount of $0.5 million.
Firm Use of Private Aircraft
GCM Grosvenor personnel, including Mr. Sacks, make use of aircraft owned by Holdings that has been leased by Holdings to a third-party aviation services company that manages the aircraft (the “Aviation Company”). GCM Grosvenor charters the aircraft from the Aviation Company, and in some instances, leases from and makes direct payments to Holdings, when GCM Grosvenor personnel and their associated parties use the aircraft for business or personal use. During the year ended December 31, 2024, GCM Grosvenor incurred expenses of approximately $2.1 million, in aggregate to the Aviation Company and Holdings.

Investments
GCM Grosvenor’s directors and executive officers are permitted to invest their own capital in GCM Grosvenor’s investment funds on a no-fee and no-carry basis. The opportunity to invest in GCM Grosvenor’s investment funds on a no-fee and no-carry basis is also available to all of GCM Grosvenor’s senior professionals and to those employees whom GCM Grosvenor has determined have a status that reasonably permits it to offer them these types of investments in compliance with applicable laws. GCM Grosvenor encourages its eligible professionals to invest in GCM Grosvenor’s investment funds because it believes that such investing further aligns the interests of GCM Grosvenor’s professionals with those of its fund investors and the firm.
During the year ended December 31, 2024, the aggregate investment by GCM Grosvenor’s directors and executive officers (and their family members and investment vehicles) in GCM Grosvenor’s investment funds was approximately $425.2 million, which includes amounts invested in a GCM Grosvenor investment fund on a non-recourse leveraged basis through a feeder vehicle.
During the year ended December 31, 2024, the aggregate investment by Mr. Sacks (including his family members, investment vehicles and Holdings) in GCM Grosvenor’s investment funds was approximately $116.6 million, which includes amounts invested in a GCM Grosvenor investment fund on a non-recourse leveraged basis through a feeder vehicle.
During the year ended December 31, 2024, the aggregate investment by Mr. Levin (including his family members and investment vehicles) in GCM Grosvenor’s investment funds was approximately $7.6 million, which includes amounts invested in a GCM Grosvenor investment fund on a non-recourse leveraged basis through a feeder vehicle.
During the year ended December 31, 2024, the aggregate investment by Mr. Pollock (including his family members and investment vehicles) in GCM Grosvenor’s investment funds was approximately $2.7 million.
During the year ended December 31, 2024, the aggregate investment by Mr. Malkin (including his family members and investment vehicles he manages for his family members) in GCM Grosvenor’s investment funds was approximately $298.3 million, which includes amounts invested in a GCM Grosvenor investment fund on a non-recourse leveraged basis through a feeder vehicle.
Messrs. Sacks, Levin, Pollock and Malkin and Ms. Buchanan (and/or their estate planning vehicles and investment vehicles) hold membership interests in Holdings.
Sumitomo Mitsui Trust Bank Investments
On April 22, 2025, Sumitomo Mitsui Trust Bank, Limited (“SuMi Trust”) acquired from us 3,752,965 shares of our Class A common stock, which resulted in SuMi Trust beneficially owning more than 5% of our Class A common stock. The shares were purchased at a price of $13.322799 per share, representing the volume-weighted average price of our Class A common stock for the 10 trading days ended March 31, 2025. We have also entered into a strategic partnership with SuMi Trust.
Lease of Principal Headquarters
GCM Grosvenor leases (the “Lease”) its principal headquarters in Chicago from 900 North Michigan, LLC, a Delaware limited liability company (the “Landlord”). Mr. Malkin, including his immediate family members, has an economic interest in the Landlord totaling approximately 36% in the aggregate. An immediate family member of Mr. Helfand’s wife has an economic interest in the Landlord totaling approximately 25%. The term of the Lease expires September 30, 2037. The Lease provides for monthly rent and payment of operating expenses on a triple-net basis. During the year ended December 31, 2024, GCM Grosvenor made lease payments of $5.8 million, in satisfaction of its obligations pursuant to the Lease.
Sublease and Services to Holdings
GCM Grosvenor subleases a portion of its principal headquarters in Chicago to Holdings at GCM Grosvenor’s cost under its lease. The current term of the sub-lease expires on September 30, 2037 and provides for monthly rent and payment of operating expenses on a triple-net basis. During the year ended December 31, 2024, Holdings made lease payments to GCM Grosvenor of $0.2 million, in satisfaction of its obligations pursuant to the sublease.
GCM Grosvenor currently provides additional office space, office support and administrative services, to various persons who provide services, including personal services, primarily to Holdings and its members, including

Michael J. Sacks. Holdings does not pay GCM Grosvenor for this use of space and support services. While GCM Grosvenor does not account for these services in the ordinary course and their value is not readily quantifiable, GCM Grosvenor would estimate the value of these services to be in excess of $120,000 for the year ended December 31, 2024. GCM Grosvenor also pays for certain insurance and other benefits for certain of these persons, for which it is reimbursed by Holdings.
Internal Restructuring
In an internal restructuring designed to create operational and tax efficiencies, effective January 1, 2024, GCMH acquired from its general partner, IntermediateCo, the equity interests in GCM, L.L.C. held by IntermediateCo for cash consideration in the amount of approximately $2.0 million. The transaction was completed in accordance with the terms of a transfer agreement that required the consideration paid to equal a fair market valuation of the interest, which was determined in consultation with independent valuation consultants. IntermediateCo, a wholly owned subsidiary of GCM Grosvenor Inc., acquired GCM, L.L.C. in connection with the Business Combination for nominal consideration and continues to control GCM, L.L.C. indirectly as general partner of GCMH. Mr. Sacks is the ultimate managing member of the GCMH Equityholders, which are limited partners of GCMH.
Stockholders’ Agreement
Upon consummation of the Business Combination, we entered into the Stockholders’ Agreement with the GCMH Equityholders and GCM V, pursuant to which, among other things, (i) GCM V was granted rights to designate all seven directors for election to our Board (and GCM V and the GCMH Equityholders will vote in favor of such designees) and (ii) GCM V and the GCMH Equityholders agreed to vote their voting shares in favor of any recommendations by our Board. The Stockholders’ Agreement contemplates that our Board will consist of seven directors with the initial chairperson being Michael J. Sacks and also contains certain provisions intended to maintain our qualification as a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c) corporate governance requirements.
Registration Rights Agreement
Upon consummation of the Business Combination, we entered into the Registration Rights Agreement with the CF Sponsor, the GCMH Equityholders and the PIPE Investors. Pursuant to the Registration Rights Agreement, we agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of our common stock and other equity securities that are held by the parties thereto from time to time.
Tax Receivable Agreement
In connection with the consummation of the Business Combination, we used a portion of our assets to acquire equity interests of GCMH both directly from GCMH and from certain pre-Business Combination equity holders in GCMH. We expect these transactions to result in an increase in our share of the tax basis of the assets of GCM Grosvenor. In addition, as a result of the transactions undertaken in connection with the Business Combination, we expect to receive the benefit of existing tax basis in certain intangible assets of GCM Grosvenor. Further, we may obtain an increase in our share of the tax basis of the assets of GCM Grosvenor when a GCMH Equityholder receives shares of our Class A common stock or cash, as applicable, in connection with an exercise of such GCMH Equityholder’s right to have common units in GCMH redeemed by GCMH or, at our election, exchanged (which we intend to treat as its direct purchase of common units from such GCMH Equityholder for U.S. federal income and other applicable tax purposes, regardless of whether such common units are surrendered by a GCMH Equityholder to GCMH for redemption or sold upon the exercise of our election to have IntermediateCo acquire such common units directly) (such basis increases, together with the basis increases in connection with the purchase of equity interests of GCMH in connection with the Business Combination, the “Basis Adjustments,” and, together with the tax basis in intangible assets referenced above, the “Basis Assets”). The Basis Assets may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. The Basis Assets may also decrease gains (or increase losses) for tax purposes on future dispositions of certain of GCM Grosvenor’s assets. In connection with the transactions described above, we entered into the “Tax Receivable Agreement”) with GCMH Equityholders (the GCMH Equityholders and their successors and assigns with respect to the Tax Receivable Agreement, the “TRA Parties”) that provides for the payment by us to the TRA Parties of 85% of the amount of certain tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of the various transactions that occurred in connection with the Business Combination or in the future that are described above, including benefits arising from the Basis Assets and certain other tax benefits attributable to payments made under the Tax Receivable Agreement. GCMH intends to have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended, effective for each taxable year in which a redemption or exchange (including for this purpose the purchase of equity interests of GCMH from certain pre-Business Combination equity holders described above) of Grosvenor common units for Class A common stock or cash occurs. The tax benefit payments provided for under the Tax Receivable Agreement are not conditioned upon one or more of the GCMH Equityholders maintaining a continued ownership interest in GCMH or its affiliates. The GCMH Equityholders rights under the Tax Receivable Agreement are generally assignable.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers.

STOCKHOLDERS’ PROPOSALS
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2026 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 900 Michigan Avenue, Suite 1100, Chicago, Illinois 60611 in writing not later than December 26, 2025.
Stockholders intending to present a proposal at the 2026 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2026 Annual Meeting of Stockholders no earlier than February 5, 2026 and no later than March 7, 2026. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2026 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 5, 2026, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2026 Annual Meeting and not later than the close of business on the 90th day prior to the 2026 Annual Meeting or, if later, the close of business on 10th day following the day on which public disclosure of the date of such meeting is first made by us. In addition to satisfying the foregoing requirements under the Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Exchange Act.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
OTHER MATTERS
Our Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is intended that holders of the proxies named on the Company’s proxy card will vote thereon in their discretion.
SOLICITATION OF PROXIES
The accompanying proxy is solicited by and on behalf of our Board of Directors, whose Notice of Annual Meeting is attached to this proxy statement, and the entire cost of our solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by the brokers, nominees, custodians and other fiduciaries. We will reimburse these persons for their reasonable expenses in connection with these activities.
Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.
We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2026 Annual Meeting of Stockholders. Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: www.sec.gov.

GCM’S ANNUAL REPORT ON FORM 10-K
A copy of GCM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record on April 9, 2025 without charge upon written request addressed to:
GCM Grosvenor Inc.
Attention: Secretary
900 Michigan Avenue, Suite 1100
Chicago, Illinois 60611
A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our Annual Report on Form 10-K at www.proxyvote.com. You also may access our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 at www.gcmgrosvenor.com/financial-information.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.
By Order of the Board of Directors

Burke J. Montgomery
Managing Director and General Counsel

Chicago, Illinois
April 25, 2025

APPENDIX A: RECONCILIATION OF NON-GAAP MEASURES
The following table shows reconciliations of net income attributable to GCM Grosvenor Inc. and Adjusted Pre-Tax Income, Adjusted Net Income and Adjusted EBITDA for the years ended December 31, 2024, 2023 and 2022, respectively:

	Year Ended December 31,
	2024	2023	2022
	(in thousands)
Adjusted Pre-Tax Income & Adjusted Net Income
Net income attributable to GCM Grosvenor Inc.	$18,695	$12,774	$19,820
Plus:
Net income (loss) attributable to noncontrolling interests in GCMH	15,364	(47,013)	52,839
Provision for income taxes	13,560	7,692	9,611
Change in fair value of warrants	16,079	(1,429)	(20,551)
Amortization expense	1,313	1,313	2,316
Severance	1,502	6,826	1,647
Transaction expenses(1)	6,116	6,445	2,051
Loss on extinguishment of debt	157	—	—
Changes in TRA liability and other(2)	2,908	3,048	(241)
Partnership interest-based compensation	72,068	103,934	31,811
Equity-based compensation	48,158	50,667	30,721
Other non-cash compensation	558	1,157	1,336
Less:
Unrealized investment income, net of noncontrolling interests	(9,261)	(8,309)	(6,919)
Non-cash carried interest compensation	460	(48)	52
Adjusted Pre-Tax Income	187,677	137,057	124,493
Less:
Adjusted income taxes(3)	(46,919)	(33,853)	(30,127)
Adjusted Net Income	$140,758	$103,204	$94,366

Adjusted EBITDA
Adjusted Net Income	$140,758	$103,204	$94,366
Plus:
Adjusted income taxes(3)	46,919	33,853	30,127
Depreciation expense	2,007	1,383	1,540
Interest expense	24,160	23,745	23,314
Adjusted EBITDA	$213,844	$162,185	$149,347

(1)
Represents 2024 expenses incurred, including $3.0 million related to a debt amendment and extension, and contemplated corporate transactions and 2023 and 2022 expenses related to contemplated corporate transactions.

(2)	Includes $1.9 million and $1.2 million related to New York office relocation costs for the years ended December 31, 2024 and 2023, respectively.
(3)
Represents corporate income taxes at a blended statutory effective tax rates of 25.0%, 24.7% and 24.2% applied to Adjusted Pre-Tax Income for the years ended December 31, 2024, 2023 and 2022, respectively. The 25.0%, 24.7% and 24.2% are based on a federal statutory rate of 21.0% and a combined state, local and foreign rate net of federal benefits of 4.0%, 3.7%, and 3.2%, respectively.

A-1

The following table shows reconciliations of Adjusted EBITDA to Fee-Related Earnings for the years ended December 31, 2024, 2023 and 2022, respectively:

	Year Ended December 31,
	2024	2023	2022
	(in thousands)
Adjusted EBITDA	$213,844	$162,185	$149,347
Less:
Incentive fees	(106,237)	(64,903)	(75,167)
Depreciation expense	(2,007)	(1,383)	(1,540)
Other non-operating expense	(2,355)	(2,130)	(708)
Realized investment income, net of amount attributable to noncontrolling interests in subsidiaries(1)	(6,676)	(3,103)	(4,699)
Plus:
Incentive fee-related compensation	66,445	44,181	52,869
Carried interest attributable to other noncontrolling interest holders, net	3,337	5,095	8,411
Fee-Related Earnings	$166,351	$139,942	$128,513

(1)	Investment income or loss is generally realized when the Company redeems all or a portion of its investment or when the Company receives or is due cash, such as a from dividends or distributions.
A-2

GCM GROSVENOR

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 4, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GCMG2025**

You may attend the meeting via the Internet and vote during the meeting. We recommend, however, that you vote before the meeting even if you plan to participate in the meeting, since you can change your vote during the meeting by voting when the polls are open. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 4, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V71654-P30651 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GCM GROSVENOR INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michael J. Sacks
02) Angela Blanton
03) Francesca Cornelli
04) David A. Helfand
05) Jonathan R. Levin
06) Stephen Malkin
07) Samuel C. Scott III

The Board of Directors recommends you vote FOR proposal 2.

NOTE: Such other business as may properly come before the meeting or any continuation, adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V71655-P30651

GCM GROSVENOR INC.
Annual Meeting of Stockholders
June 5, 2025, 1:00 PM, Central Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of GCM Grosvenor Inc. hereby appoint(s) Michael J. Sacks and Jonathan R. Levin, or either of them, as proxies, each with the power to appoint(s) his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock and/or Class C common stock, as applicable, of GCM GROSVENOR INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, CT on June 5, 2025, via a live webcast at www.virtualshareholdermeeting.com/GCMG2025, and any adjournment, continuation or postponement thereof.

Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the meeting or any continuation, adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side